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                       STOCK AND ASSET PURCHASE AGREEMENT

                                      among

                                  PFIZER INC.,
                                       the
                           ASSET SELLING CORPORATIONS
                                 (named herein)

                                       and

                       UNITED STATES SURGICAL CORPORATION

                          Dated as of December 8, 1997

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                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I   - DEFINITIONS AND TERMS........................................  2
      Section 1.1   Certain Definitions....................................  2
      Section 1.2   Other Terms............................................ 22
      Section 1.3   Other Definitional Provisions.......................... 22

ARTICLE II - PURCHASE AND SALE............................................. 22
      Section 2.1   Purchase and Sale of Shares............................ 22
      Section 2.2   Purchase and Sale of Assets............................ 23
      Section 2.3   Purchase Price......................................... 28
      Section 2.4   Allocation of the Aggregate Purchase
                    Price.................................................. 31
      Section 2.5   Closing; Delivery and Payment.......................... 33

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF PFIZER..................... 35
      Section 3.1   Organization........................................... 35
      Section 3.2   Authority; Binding Effect.............................. 35
      Section 3.3   Conveyed Subsidiaries.................................. 36
      Section 3.4   Non-Contravention...................................... 38
      Section 3.5   Consents and Approvals................................. 39
      Section 3.6   Financial Information; Books and Records............... 39
      Section 3.7   Absence of Certain Changes or Events................... 40
      Section 3.8   Litigation and Claims.................................. 40
      Section 3.9   Compliance with Laws................................... 41
      Section 3.10  Product Registrations; Regulatory
                    Compliance............................................. 41
      Section 3.11  Environmental Matters.................................. 42
      Section 3.12  Material Contracts..................................... 43
      Section 3.13  Intellectual Property.................................. 45
      Section 3.14  Real Property.......................................... 48
      Section 3.15  Assets................................................. 49
      Section 3.16  Taxes.................................................. 50
      Section 3.17  Employee Benefits...................................... 50
      Section 3.18  Brokers................................................ 53

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF PURCHASER................... 53
      Section 4.1   Organization and Qualification......................... 53
      Section 4.2   Corporate Authorization................................ 53
      Section 4.3   Binding Effect......................................... 54
      Section 4.4   Non-Contravention...................................... 54
      Section 4.5   Consents and Approvals................................. 54
      Section 4.6   Financial Capability................................... 54
      Section 4.7   Securities Act......................................... 54
      Section 4.8   Purchaser's Investigation.............................. 55
      Section 4.9   Brokers................................................ 55

ARTICLE V - COVENANTS...................................................... 56

                                        i
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      Section 5.1   Access................................................. 56
      Section 5.2   Conduct of Business.................................... 56
      Section 5.3   Reasonable Best Efforts; Certain
                    Governmental Matters................................. 59
      Section 5.4   Tax Matters............................................ 63
      Section 5.5   Employees and Employee Benefits........................ 77
      Section 5.6   Certain Dividends, Etc................................. 86
      Section 5.7   Notification of Certain Matters........................ 87
      Section 5.8   Further Assurances; Consents........................... 87
      Section 5.9   Resignations........................................... 88
      Section 5.10  Bulk Transfer Laws..................................... 88
      Section 5.11  Noncompetition......................................... 89
      Section 5.12  Transitional Services.................................. 92
      Section 5.13  Transitional Intellectual Property
                    License Agreement...................................... 93
      Section 5.14  Compliance with WARN, Etc.............................. 93
      Section 5.15  Foreign Implementing Agreements........................ 93
      Section 5.16  Litigation Support..................................... 93

ARTICLE VI - CONDITIONS TO CLOSING......................................... 94

      Section 6.1   Conditions to the Obligations of
                    Purchaser and Pfizer................................... 94
      Section 6.2   Conditions to the Obligations of
                    Purchaser.............................................. 95
      Section 6.3   Conditions to the Obligations of Pfizer................ 96

ARTICLE VII - SURVIVAL AND INDEMNIFICATION................................. 97
      Section 7.1   Survival............................................... 97
      Section 7.2   Indemnification by Purchaser........................... 98
      Section 7.3   Indemnification by Pfizer.............................. 99
      Section 7.4   Indemnification Procedures.............................100
      Section 7.5   Indemnification Procedures for Remedial
                    Actions on Conveyed Properties.........................103
      Section 7.6   Characterization of Indemnification
                    Payments...............................................106
      Section 7.7   Computation of Losses Subject to
                    Indemnification........................................107
      Section 7.8   Certain Other Matters..................................107

ARTICLE VIII - TERMINATION.................................................108
      Section 8.1   Termination............................................108
      Section 8.2   Effect of Termination..................................109

ARTICLE IX - MISCELLANEOUS.................................................109
      Section 9.1   Notices................................................109
      Section 9.2   Amendment; Waiver......................................111
      Section 9.3   Assignment.............................................111
      Section 9.4   Entire Agreement.......................................112
      Section 9.5   Fulfillment of Obligations.............................112

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      Section 9.6   Parties in Interest....................................112
      Section 9.7   Public Disclosure......................................112
      Section 9.8   Return of Information..................................113
      Section 9.9   Expenses...............................................113
      Section 9.10  Schedules..............................................115
      Section 9.11  Governing Law..........................................115
      Section 9.12  Counterparts...........................................115
      Section 9.13  Headings...............................................115
      Section 9.14  Severability...........................................116


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                                List of Schedules

1.1(a)            Asset Selling Corporations

1.1(b)            Excluded Contracts

2.2(a)(i)         Leased Real Property

2.2(c)            Product Claims and Excluded Product Liability Lawsuits

2.4               Allocation of Purchase Price

3.3(a)            Name and Jurisdiction of the Conveyed Subsidiaries

3.3(c)            Name and Jurisdiction of the Subsidiaries of the Conveyed
                  Subsidiaries

3.4               Required Third Party Consents

3.5               Required Governmental Consents

3.6               Financial Statements

3.7               Material Occurrences

3.8               Pending or Threatened Litigation

3.10              Product Registrations

3.11              Environmental Matters

3.12              Material Contracts

3.13(a)           Seller Patent Rights

3.13(c)           Infringements

3.13(d)(i)        Seller Trademark Rights

3.13(d)(ii)       Shared Trademark Rights

3.14(a)           Owned Real Property

3.16              Taxes

4.5               Purchaser Required Governmental Consents

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5.5(a)            Employee Benefits (US)

5.5(a)(i)         Employee Severance Program

5.5(a)(ii)        Employees (US)

5.5(a)(iv)        Purchaser Benefit Plans

5.5(b)(ii)        Purchaser Qualified Plans

5.5(e)            Employees (non-US)

5.11              Exceptions to Noncompete Covenant

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                                List of Exhibits

A.    Pfizer Employee Separation Plan

B.    Release Agreement (Individual Termination)

C.    Release Agreement (Group Termination)

D.    Form of Transitional Services Agreement

E.    Form of Transitional Intellectual Property License
      Agreement

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

            STOCK AND ASSET PURCHASE AGREEMENT, dated as of December 8, 1997, among Pfizer Inc., a Delaware corporation ("Pfizer"), the Asset Selling Corporations (as defined below) (Pfizer and the Asset Selling Corporations are sometimes referred to, collectively, as the "Seller Corporations") and United States Surgical Corporation, a Delaware corporation ("Purchaser").

                             W I T N E S S E T H :

            WHEREAS, Pfizer through certain of its Subsidiaries is engaged in the Business (as defined below);

            WHEREAS, Pfizer is the record and beneficial owner of the issued and outstanding shares of common stock of Valleylab Inc., a Colorado corporation, and Vesta Medical Inc., a California corporation (collectively, the "Conveyed Subsidiaries");

            WHEREAS, the Asset Selling Corporations own the Conveyed Assets (as defined below); and

            WHEREAS, the parties hereto desire that Pfizer shall sell and transfer to Purchaser and Purchaser shall purchase from Pfizer all of the issued and outstanding shares of common stock of the Conveyed Subsidiaries (the "Shares"), and that Pfizer shall cause the Asset Selling Corporations to sell and transfer to Purchaser and Purchaser shall purchase from the Asset Selling Corporations all of the Conveyed Assets and assume all of the Assumed Liabilities (as defined below), upon the terms and
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conditions set forth herein;

            NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

                                    ARTICLE I

                              DEFINITIONS AND TERMS

            Section I.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

            "Affected Employee" shall mean (i) an Employee (US) or Employee (non-US) who shall accept an offer of employment or continuation of employment by Purchaser on or prior to the Closing Date and work for Purchaser or any of its Affiliates at least one day, or (ii) an Employee (US) or Employee (non-US) whose initial position offer by the Purchaser requires a relocation which is rejected, resulting in termination of employment, whether or not such employee worked for Purchaser or any of its Affiliates at least one day. This definition pertains to all Employees (US) and Employees (non-US), including those whose compensation is subject to individual approval by the Pfizer Employee Compensation and Management Development Committee.

            "Affiliate" shall mean, with respect to any Person, any other person directly or indirectly controlling, controlled by,


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or under common control with, such Person at any time during the period for which the determination of affiliation is being made.

            "Aggregate Payment" shall have the meaning set forth in Section 2.3(a) hereof.

            "Aggregate Purchase Price" shall have the meaning set forth in
Section 2.3(a)(ii) hereof.

            "Agreement" shall mean this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

            "Allocation" shall have the meaning set forth in Section 2.4 hereof.

            "Asset Purchase Price" shall have the meaning set forth in Section 2.3(a)(ii) hereof.

            "Asset Selling Corporations" shall mean those entities listed on
Schedule 1.1(a) hereto.

            "Assumed Contracts" shall have the meaning set forth in Section 2.2(a)(iii) hereof.

            "Assumed Liabilities" shall have the meaning set forth in Section 2.2(b) hereof.

            "Business" shall mean the worldwide business of developing, manufacturing, distributing and selling electrosurgical and ultrasonic medical devices as conducted on the date hereof by Pfizer through the Conveyed Subsidiaries (and the Subsidiaries of the Conveyed Subsidiaries) and by the Valleylab divisions of the Asset Selling Corporations.


                                       3
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            "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

            "Claim" shall have the meaning set forth in Section 7.4 hereof.

            "Claim Notice" shall have the meaning set forth in Section 7.4 hereof.

            "Closing" shall mean the closing of the transactions contemplated by this Agreement.

            "Closing Date" shall have the meaning set forth in Section 2.5(a) hereof.

            "Code" shall mean the Internal Revenue Code of 1986, as amended.

            "Competition Laws" shall mean statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

            "Confidentiality Agreement" shall mean the Confidentiality Agreement between Pfizer and Purchaser relating to the Business.

            "Consolidated Taxes" shall mean all federal, state, provincial or local Income Taxes, domestic or foreign, that are paid on a consolidated, unitary, combined or similar basis with


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respect to Tax Returns ("Consolidated Tax Returns") which include Conveyed
Subsidiaries, or any of their Subsidiaries, on the one hand, and Pfizer or any of its Subsidiaries or Affiliates (other than the Conveyed Subsidiaries or any of their Subsidiaries) on the other.

            "Conveyed Assets" shall have the meaning set forth in Section 2.2(a) hereof, it being understood that the Conveyed Assets do not include the Excluded Assets or the Shares.

            "Conveyed Properties" shall mean properties owned or operated as of the Closing Date by the Conveyed Subsidiaries or their Subsidiaries, or constituting part of the Conveyed Assets.

            "Conveyed Subsidiaries" shall have the meaning set forth in the Recitals above.

            "Employee" shall mean an Employee (US) or an Employee (non-US).

            "Employee (non-US)" shall mean any individual who as of the Business Day immediately preceding the Closing Date, (i) shall be (or in the case of clause (ii)(D) below, is scheduled to become) an employee outside the United States of America of a Conveyed Subsidiary (or a Subsidiary of a Conveyed Subsidiary), an Asset Selling Corporation or another Affiliate of Pfizer who primarily performs (or will, on commencing work, primarily perform) services on behalf of the Business and (ii) either (A) shall have been employed and at work on the Business Day immediately preceding the Closing Date, or (B) shall have been


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absent as of the Closing Date because of illness or on short-term disability
(including maternity disability), workers' compensation, vacation, parental leave of absence, or other absence or leave of absence consistent with the Seller Corporations' policies, practices and procedures in effect at the time such absence or leave commenced, or (C) shall have been receiving short-term disability benefits for no more than 180 consecutive days prior to the Closing Date or (D) shall have received and accepted an offer of employment with the Business with a Conveyed Subsidiary (or a Subsidiary of a Conveyed Subsidiary), an Asset Selling Corporation or another Affiliate of Pfizer, in the ordinary course of business prior to the Closing Date, but shall have not yet commenced work as of the Closing Date.

            "Employee (US)" shall mean any individual who as of the Business Day immediately preceding the Closing Date, (i) shall be (or in the case of clause
(ii)(D) below, is scheduled to become) an employee in the United States of America of a Conveyed Subsidiary (or a Subsidiary of a Conveyed Subsidiary), an Asset Selling Corporation or another Affiliate of Pfizer who primarily performs (or will,on commencing work, perform) services on behalf of the Business and
(ii) either (A) shall have been employed and at work on the Business Day immediately preceding the Closing Date, or (B) shall have been absent as of the Closing Date because of illness or on short-term disability (including

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maternity disability), workers' compensation, vacation, parental leave of absence, or other absence or leave of absence consistent with the Seller Corporations' policies, practices and procedures in effect at the time such absence or leave commenced, or (C) shall have been receiving short term disability benefits for no more than 180 consecutive days prior to the Closing Date or (D) shall have received and accepted an offer of employment with the Business with a Conveyed Subsidiary (or a Subsidiary of a Conveyed Subsidiary), an Asset Selling Corporation or another Affiliate of Pfizer, in the ordinary course of business, but shall have not yet commenced work as of the Closing Date.

            "Environmental Law" shall mean any applicable federal, state, local or foreign law, common law, statute, ordinance, rule, regulation, code, order, judgment, decree or injunction as in effect at the Closing Date relating directly or indirectly to (i) the environmental aspects of product approvals including occupational health and safety, (ii) the protection of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface land), (iii) occupational safety and health, or (iv) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labelling, protection, release or disposal of Hazardous Materials or Hazardous Substances.

            "Environmental Liability" means the Losses resulting

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from (A) failure to comply with any requirement of an Environmental Law; (B)
failure to obtain or comply with any required Environmental Permit; (C) a Remedial Action; or (D) harm or injury to any person, to public health, or to the environment as a result of actual or threatened exposure to Hazardous Materials or Hazardous Substances.

            "Environmental Permit" shall mean a Permit held by a Conveyed Subsidiary, a Subsidiary of a Conveyed Subsidiary or an Asset Selling Corporation pursuant to an Environmental Law.

            "Equipment" shall have the meaning set forth in Section 2.2(a)(ii) hereof.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that together with any Seller Corporation would have been deemed a "single employer" within the meaning of Section 4001(b) of ERISA at any time within the five-year period ending on the Closing Date.

            "Excluded Assets" shall mean, with respect to any Conveyed Subsidiary (or a Subsidiary of a Conveyed Subsidiary) or any Asset Selling Corporation, (i) all cash and cash equivalents, (ii) all intercompany payables, other than amounts due and owing among the Conveyed Subsidiaries, their Subsidiaries and the Asset Selling Corporations in respect of the Business,
(iii) all losses, loss carry forwards and rights to receive refunds, credits and credit carry forwards with respect to any and all Taxes, to the extent attributable to a taxable period ending on or prior to the Closing Date, including, without limitation, interest thereon, (iv) the corporate books and records of the Asset Selling Corporations, (v) all insurance policies, (vi) all insurance recoveries relating to periods prior to the Closing Date, (vii) except as expressly set forth herein, all assets of any employee benefit plan, (viii) the "Pfizer" name and logo and (ix) all assets to be retained by Pfizer and its Affiliates but made available to Purchaser pursuant to the Transitional Services Agreement or Transitional Intellectual Property License Agreement, excluding in any event all of the assets of the Conveyed Subsidiaries.

            "Excluded Liabilities" shall have the meaning set forth in
Section 2.2(c) hereof.

            "Excluded Environmental Liabilities" shall mean all Environmental Liability associated with or arising from (i) all facilities formerly or currently owned, leased or operated by the Business, the Conveyed Subsidiaries or the Asset Selling Corporations, other than (A) those owned by a Conveyed Subsidiary or any of their Subsidiaries as of the Closing Date or (B) those constituting part of the Conveyed Assets transferred pursuant to this Agreement,
(ii)(A) Environmental Liabilities, including, but not limited to, the cost of Remedial Action, attributable to the Lowry Landfill and the Marshall Boulder Superfund Sites;

(B) Environmental Liabilities as set forth in subsection (C) and (D) of the definition of Environmental Liabilities, in excess of one million dollars ($1,000,000), to the extent resulting from a claim received within three and a half years of the Closing Date concerning the Release or threat of Release of any Hazardous Material or Hazardous Substance on or prior to the Closing Date at any location owned or operated by a Conveyed Subsidiary or any of their Subsidiaries as of the Closing Date or constituting part of the Conveyed Assets. Pfizer shall be responsible for the cost of a Remedial Action only to the extent that such Remedial Action is taken to comply with applicable Environmental Law or the requirements of a Governmental Authority. Pfizer shall not be responsible for those costs incurred in connection with a Remedial Action to the extent that such costs arise from or are exacerbated by actions of the Purchaser after the Closing Date; and (C) fines and penalties and the cost of defending against an action seeking fines and penalties, to the extent resulting from a claim received within two years of the Closing Date concerning any non-compliance with Environmental Law or failure to obtain or comply with any Environmental Permit in the operation of the Business on or prior to the Closing Date, (iii) all off-site locations not used by the Business following the Closing Date where any of the Conveyed Subsidiaries (or a Subsidiary of a Conveyed Subsidiary) or the Asset Selling Corporations, directly or through third parties, disposed, stored or treated, or arranged for the disposal, storage or treatment of, Hazardous Materials on or prior to the Closing Date, (iv) all off-site locations used by the Business following the Closing Date where any of the Conveyed Subsidiaries (or a Subsidiary of a Conveyed Subsidiary) or the Asset Selling Corporations, directly or through third parties, disposed, stored or treated, or arranged for disposal, storage or treatment of Hazardous Materials on or prior to the Closing Date, subject to an allocation by volume if possible or, if not possible, subject to equitable sharing of liability between Pfizer and Purchaser, or (v) any failures by the Business prior to the Closing Date to comply with the provisions of the California Safe Drinking Water and Toxic Enforcement Act of 1986 where there are specific claims related to the sale of products by the Business prior to the Closing. Notwithstanding anything to the contrary set forth in this Agreement, capital and other costs of environmental-related compliance with Environmental Laws in the ordinary course of operating the Business from and after the Closing Date shall not be deemed to be Excluded Environmental Liabilities.

            "Financial Statements" shall mean the financial data set forth in
Schedule 3.6 hereto.

            "Foreign Implementing Agreements" shall mean the various agreements to be executed by the Asset Selling Corporations and Purchaser Affiliates after the date of this Agreement for the purpose of implementing the transfer and

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conveyance on the Closing Date, or as soon thereafter as can be effected, of assets to Purchaser Affiliates by the Asset Selling Corporations, the value of which assets are reflected in Schedule 2.4, as may be adjusted as set forth in said Schedule and setting forth certain local matters in connection with the transactions contemplated hereby.

            "GAAP" shall mean generally accepted accounting principles and practices in effect in the United States of America from time to time as applied by Pfizer.

            "Governmental Authority" shall mean any supranational, national, federal, state or local judicial, legislative, executive or regulatory authority.

            "Governmental Authorization" shall mean all licenses, permits, certificates and other authorizations and approvals required to carry on the Business as conducted as of the date of this Agreement under the applicable laws, ordinances or regulations of any Governmental Authority.

            "Governmental Order" shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with Governmental Authority.

            "Hazardous Materials" shall mean all materials regulated by law as capable of causing harm or injury to human health or the environment, including oils, petroleum and petroleum products.

            "Hazardous Substances" shall mean any hazardous

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substances within the meaning of 101(14) of the Comprehensive Environmental
Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et. seq., or any pollutant or constituent that is regulated under any Environmental Law.

            "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "Income Tax" or "Income Taxes" shall mean all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits (including, but not limited to, any capital gains, minimum taxes and any Taxes on items of tax preference, but not including sales, use, real or personal property transfer or other similar Taxes), (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above or (iii) withholding taxes measured by, or calculated with respect to, distributions (other than wages).

            "Indemnified Parties" shall have the meaning set forth in Section 7.3(a) hereof.

            "Indemnifying Party" shall have the meaning set forth in Section
7.4 hereof.

            "Intellectual Property" shall mean Patent Rights, inventions, discoveries, trade secrets, know-how and ideas, rights in research and development, and commercially practiced processes and inventions, whether patentable or not in any jurisdiction, Trademark Rights in any jurisdiction, copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

            "Inventories" shall mean all inventory, including raw materials, packaging supplies, work-in-process or finished goods owned by each of the Conveyed Subsidiaries (or a Subsidiary of a Conveyed Subsidiary) or Asset Selling Corporations and relating to the Business.

            "IRS" shall mean the Internal Revenue Service of the United
States.

            "Knowledge of Pfizer" shall mean the actual knowledge of a senior executive or, with respect to the environmental and health and safety provisions, as well as the employee benefit provisions, of this Agreement, an environmental or health and safety manager or a human resources manager, as appropriate, of Pfizer or one of its Subsidiaries engaged in the Business including, without limitation, Valleylab Inc., Vesta Medical Inc. and the Asset Selling Corporations.

            "Laws" shall include any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, injunction, judgment or decree.

            "Leases" shall have the meaning set forth in Section 3.14(a) hereof.

            "Leased Real Property" shall have the meaning set forth

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in Section 2.2(a)(i) hereof.

            "Liabilities" shall mean any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

            "Liens" shall mean any lien, security interest, mortgage, charge or similar encumbrance.

            "Losses" shall have the meaning set forth in Section 7.2 hereof.

            "Material Adverse Effect" shall mean an effect that is materially adverse to the business results, operations or financial condition of the Business taken as a whole, but shall exclude any effect resulting from general economic conditions or any occurrence or condition affecting the electrosurgical and ultrasonic medical device industry generally.

            "Material Contracts" shall have the meaning set forth in Section 3.12(a) hereof.

            "Notice Period" shall have the meaning set forth in Section 7.4 hereof.

            "Patent Rights" means patents together with any extensions, reexaminations and reissues of such patents, patents of addition, patent applications, divisions, continuations, continuations-in-part, and any subsequent filings in any country claiming priority therefrom.

            "PBGC" shall mean the Pension Benefit Guaranty

Corporation.

            "Permits" shall have the meaning set forth in Section 3.9(b) hereof.

            "Permitted Encumbrances" shall mean (i) all liens, security interests, mortgages, charges or encumbrances approved in writing by the Purchaser, (ii) statutory liens, security interests, mortgages, charges or encumbrances arising out of operation of Law with respect to a Liability incurred in the ordinary course of business and which is not delinquent, (iii) such liens, security interests, mortgages, charges or encumbrances and other imperfections of title as do not materially detract from the value or impair the use of the property subject thereto, or (iv) liens for Taxes not yet subject to penalties for nonpayment or which are being actively contested in good faith by appropriate proceedings.

            "Person" shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization.

            "Plan" shall mean any material employee benefit plan as defined in
Section 3(3) of ERISA and any other plan, program, agreement or arrangement, whether qualified under applicable Law or not, maintained (or contributed to or required to be contributed to) by any Seller Corporation, for the benefit of any Employee (US).

            "Product Claim" shall mean a written claim from a third party addressed to, and received by, either of the Conveyed Subsidiaries, their Subsidiaries, the Asset Selling Corporations or Pfizer on or prior to the Closing Date for money or other compensation (beyond the cost of a particular product) in respect of injury allegedly due and owing as a result of the use or application of a product of the Business irrespective of the legal theory of liability and in respect of which no lawsuit has been commenced on or prior to the Closing Date.

            "Product Registration" shall have the meaning set forth in
Section 3.10 hereof.

            "Purchaser Affiliates" shall mean the Subsidiaries wholly-owned (except for any directors' qualifying or nominee shares) by Purchaser to be designated by Purchaser in writing delivered to Pfizer at the Closing.

            "Purchaser" shall have the meaning set forth in the recitals and its wholly owned Subsidiaries.

            "Purchaser Competitive Business" shall have the meaning set forth in
Section 5.11(a) hereof.

            "Purchaser Indemnified Parties" shall have the meaning set forth in
Section 7.3(a) hereof.

            "Qualified Plans" shall have the meaning set forth in Section 3.17(c) hereof.

            "Real Property" shall have the meaning set forth in Section 3.14(a) hereof.

            "Release" means any spill, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the environment, including, but not limited to, air, surface water, soil or groundwater of any property.

            "Remedial Action" shall mean action to cleanup soil, surface water, groundwater or sediments in response to a Release of Hazardous Materials or Hazardous Substances, including, but not limited to, associated action taken to investigate, monitor, assess and evaluate the extent and severity of any such Release; action taken to remediate any such Release; post-remediation monitoring of any such Release; and preparation of all reports, studies, analyses or other documents relating to the above. Remedial Action shall also refer to any judicial, administrative or other proceeding relating to any of the above, including, but not limited to, the negotiation and execution of judicial or administrative consent decrees; responding to governmental information requests; or defending claims brought by any Governmental Authority or any other person, whether such claims are equitable or legal in nature, relating to the cleanup of soil, surface water, groundwater, and sediments in response to a Release of Hazardous Materials or Hazardous Substances and associated actions.

            "Securities Act" shall mean the Securities Act of 1933, as amended.

            "Seller Corporations" shall have the meaning set forth in the heading of this Agreement.

            "Seller Indemnified Parties" shall have the meaning set forth in
Section 7.2 hereof.

            "Seller Patent Rights" shall have the meaning set forth in Section 3.13(a) hereof.

            "Seller Trademark Rights" shall have the meaning set forth in
Section 3.13(d) hereof.

            "Shares" shall have the meaning set forth in the Recitals hereto.

            "Share Purchase Price" shall have the meaning set forth in Section 2.3(a)(i) hereof.

            "Subsidiary" shall mean an entity as to which Pfizer or Purchaser or any other relevant entity, as the case may be, owns directly or indirectly 50% or more of the voting power or other similar interests. Any Person which comes within this definition as of the date of this Agreement but thereafter fails to meet such definition shall from and after such time not be deemed to be a Subsidiary of Pfizer or Purchaser, as the case may be. Similarly, any Person which does not come within such definition as of the date of this Agreement but which thereafter meets such definition shall from and after such time be deemed to be a Subsidiary of Pfizer or Purchaser, as the case may be.

            "Tax or "Taxes" shall mean all taxes, charges, duties, fees, levies or other assessments, including but not limited to, income, excise, property, sales, value added, profits, license, withholding (with respect to compensation or otherwise), payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, imposed by any Governmental Authority, and including any interest, penalties and additions attributable thereto.

            "Tax Return" or "Tax Returns" shall mean any return, report, declaration, information return, statement or other document filed or required to be filed with any Governmental Authority, in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

            "Trademark Rights" shall mean registered and unregistered trademarks, service marks, brand names, certification marks, trade dress, goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application.

            "Transitional Intellectual Property License Agreement" shall have the meaning set forth in Section 5.13 hereof.

            "Transitional Services Agreement" shall have the meaning set forth in Section 5.12 hereof.

            "WARN" shall mean the Worker Adjustment and Retraining Notification Act.

            "Working Capital of the Business" shall mean the current assets (excluding cash) less the current liabilities

(excluding accrued Taxes) of the Business, determined in accordance with GAAP on a basis consistent with the preparation of the Financial Statements.

            Section I.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

            Section I.3  Other Definitional Provisions.

            (a) The words "hereof", "herein", "hereto" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

            (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

            (c) The terms "dollars" and "$" shall mean United States dollars.

                                   ARTICLE II

                                PURCHASE AND SALE

            Section II.1 Purchase and Sale of Shares. On the terms and subject to the conditions set forth herein, at the Closing, Pfizer agrees to sell to Purchaser, and Purchaser agrees to purchase from Pfizer, free and clear of all Liens, the Shares.

            Section II.2  Purchase and Sale of Assets.

            (a) On the terms and subject to the conditions set forth herein, at the Closing, Pfizer agrees to cause each Asset Selling Corporation to sell, convey, assign and transfer to the Purchaser and the Purchaser agrees to purchase, acquire and accept from each Asset Selling Corporation, free and clear of all Liens, other than Permitted Encumbrances, all of the respective Asset Selling Corporation's right, title and interest in the assets, properties and rights of such Asset Selling Corporation identified on the books and records of, or dedicated for use in connection with, or primarily used by, the Business, of every kind and description, wherever located, whether tangible or intangible, real, personal or mixed, as the same shall exist as of the Closing, but excluding the Excluded Assets (collectively, the "Conveyed Assets"). Without limiting the foregoing, the Conveyed Assets shall include all assets, properties and rights reflected on the Financial Statements (except to the extent disposed of in the ordinary course of business since the date thereof but only to the extent permitted by Section 5.2 hereof) and, except as expressly provided otherwise herein, shall include, without limitation, those certain assets, properties and rights described in the following clauses (i) through (xii): (i) the leasehold interests, including any prepaid rent, security deposits and options to renew or purchase in connection therewith, of Asset Selling Corporations in real property (the "Leased Real Property") set forth on Schedule 2.2(a)(i) and the real property which is set forth on Schedule 3.14(a); (ii) the furniture, equipment, machinery, supplies, vehicles, spare parts, tools, personal property and other tangible property owned, used, leased or licensed by Asset Selling Corporations and identified on the books and records of, or dedicated for use in connection with, or primarily used by, the Business (the "Equipment"); (iii) the contracts, licenses, agreements and commitments identified on the books and records of, or dedicated for use in connection with, or primarily used by, the Business (excluding the contracts and agreements set forth in Schedule 1.1(b)) ("Assumed Contracts"); (iv) the Inventories of the Asset Selling Corporations;
(v) all rights to the Intellectual Property owned, utilized or licensed by the Asset Selling Corporations relating principally to the Business; to the extent any of said Intellectual Property, other than the Pfizer name and logo, is owned, utilized or licensed by Pfizer or any Affiliate and is used for the Business and is or could be used by one or more other businesses of Pfizer and its Affiliates, then such Intellectual Property will be retained by Pfizer or one of its Affiliates and at the Closing Pfizer and/or its applicable Affiliate will grant to Purchaser and its Affiliates a perpetual, worldwide, royalty-free, transferable license of such Intellectual Property for the continuation of use by the Business; (vi) Product Registrations (and applications therefor) owned, utilized or licensed by the Asset Selling Corporations relating to the products of the Business; (vii) transferable Governmental Authorizations owned, utilized or licensed (subject to the terms of such licenses) by the Asset Selling Corporations relating to the Business; (viii) all computer systems, computer hardware, databases and software programs, source codes and user manuals owned, used, leased by or licensed to the Asset Selling Corporations used principally in the operation of the Business; to the extent any of the foregoing is utilized in the Business and one or more other businesses of Pfizer and its Affiliates, such computer systems, computer hardware, databases and software programs will be made available to Purchaser and its Affiliates pursuant to the Transitional Services Agreement; (ix) all rights of the Asset Selling Corporations under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to the Business or affecting the Conveyed Assets; (x) all customer and vendor lists to the extent relating to the Business, and all files and documents (including credit information) to the extent relating to customers and vendors of the Business, and other business and financial records, files, books and documents (whether in hard copy or computer format) to the extent relating to the Conveyed Assets and/or the Business; (xi) the goodwill and going concern value of the Business and (xii) the accounts receivable of the Business. Notwithstanding the foregoing, but subject to the provisions of Section 5.8, an Asset Selling

Corporation shall be required to transfer, assign or convey any of its interest in any leased property, Assumed Contract, Intellectual Property, Product Registration (or application therefor) or Governmental Authorization only to the extent that such Asset Selling Corporation has the right to make such transfer and no action hereunder shall constitute an assignment thereof except to such extent.

            (b) Upon the terms and subject to the conditions of this Agreement, Purchaser agrees, effective at the Closing, to assume all Liabilities of Pfizer and the Asset Selling Corporations to the extent relating principally to the Business and to cause the Conveyed Subsidiaries and their Subsidiaries to satisfy and discharge their respective Liabilities, whether arising on, prior to or after the Closing Date, and whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable as of the Closing Date, other than the Excluded Liabilities (the "Assumed Liabilities"). Except for Liabilities expressly within the definition of Excluded Liabilities or as otherwise provided in this Agreement, the Assumed Liabilities shall include, without limitation, all lawsuits arising after the Closing to the extent resulting from the conduct of the Business or the ownership of the Shares or the Conveyed Assets on, prior to or after the Closing Date, all Environmental Liabilities and all Liabilities arising from the manufacture, distribution or sale of any product of the Business on, prior to or after the Closing Date, including warranty obligations.

            (c) Notwithstanding any provision in this Agreement or any other writing to the contrary, the Purchaser is not assuming the following Liabilities of the Business, and Pfizer shall be responsible for the satisfaction or discharge of such Liabilities, including such Liabilities of the Conveyed Subsidiaries and their Subsidiaries (the "Excluded Liabilities"): (i) the Excluded Environmental Liabilities; (ii) Liabilities resulting from all Product Claims and lawsuits pending as of the Closing Date, including, without limitation, the Product Claims and lawsuits listed on Schedule 2.2(c) hereto;
(iii) Liabilities resulting from indebtedness for borrowed money; (iv) Liabilities for which Pfizer expressly has responsibility pursuant to the terms of this Agreement; (v) Liabilities associated with the Excluded Assets; (vi) intercompany Liabilities, other than amounts due and owing among the Conveyed Subsidiaries, their Subsidiaries and the Asset Selling Corporations in respect of the Business; (vii) Liabilities to Employees with respect to periods prior to the Closing, except as provided herein; (viii) Liabilities under all Pfizer employee plans affecting Affected Employees including, without limitation, the Pfizer Savings and Investment Plan, except to the extent of the assets transferred pursuant to Section 5.5(b) and (ix) the Pfizer Retirement Annuity Plan.

            (d) Pfizer may take (or cause one or more of its Affiliates to take) such action as is necessary or advisable to transfer effective as of the Closing Date the Excluded Assets from the Conveyed Subsidiaries (and the Subsidiaries of any Conveyed Subsidiary) and Asset Selling Corporations to itself or one or more of its Affiliates for such consideration or for no consideration, as may be determined by Pfizer in its sole discretion. After the Closing Date, Purchaser shall take all actions (or shall cause its Affiliates to take all actions) reasonably requested by Pfizer to effect the provisions of this Section 2.2(d).

            Section II.3 Purchase Price. (a) In consideration of the sale and transfer of the Shares and the sale and transfer of the Conveyed Assets, Purchaser shall pay to Pfizer (for itself and as agent for the benefit of the Asset Selling Corporations), an aggregate amount of U.S. $425,000,000.00 (the "Aggregate Payment"), subject to adjustment as described below, allocated as described below:

            (i) In consideration of the sale and transfer of the Shares, Purchaser agrees to purchase from Pfizer the Shares for an aggregate purchase price of U.S. $386,853,000.00, allocated among the Shares as described in Section 2.4 (the "Share Purchase Price").

            (ii) In consideration of the sale and transfer of the Conveyed Assets, the Purchaser agrees to purchase from each

      Asset Selling Corporation the Conveyed Assets owned by such Asset Selling Corporation for an aggregate purchase price of U.S. $38,147,000.00, allocated among the Asset Selling Corporations as described in Section 2.4 (the "Asset Purchase Price" and, together with the Shares Purchase Price, the "Aggregate Purchase Price").

            (b) (i) As promptly as practicable after the Closing Date, Pfizer shall prepare a statement of the Working Capital of the Business as of the Closing Date (the "Working Capital Statement"). The Working Capital Statement, which will be unaudited, shall be prepared and the valuations therein made on a basis consistent with the applicable items of Working Capital included in the Financial Statements. Purchaser shall provide Pfizer with access to the books, records, and personnel of the Business necessary for Pfizer to prepare the Working Capital Statement.

                  (ii) Pfizer shall deliver a copy of the Working Capital Statement to Purchaser within 60 days after the Closing Date. If Purchaser disagrees with the Working Capital Statement, Purchaser may, within 30 days after its receipt thereof, deliver a written notice to Pfizer disagreeing with such statement. Any such notice of disagreement shall specify those items or amounts as to which Purchaser disagrees, and Purchaser shall be deemed to have agreed with all other items and amounts contained in the Working Capital Statement.

                  (iii) If a notice of disagreement shall be timely delivered pursuant to subclause (ii) above, the parties shall, during the 10 Business Days following such delivery (as such time period may be extended by the mutual agreement of the parties), use their reasonable best efforts to reach agreement on the disputed items. If, during such period (or extension thereof), the parties are unable to reach agreement, an accounting firm to which the parties mutually agree (the "Accounting Referee") shall promptly review this Agreement and the disputed items or amounts. In connection therewith, the Accounting Referee shall consider only those items or amounts in the Working Capital Statement as to which Purchaser has disagreed. The Accounting Referee shall deliver to Pfizer and Purchaser, as promptly as possible, a report setting forth its adjustments, if any, to the Working Capital Statement and the calculations supporting such adjustments. Such report shall be final and binding on the parties. The cost of such review and report shall be borne by the party whose calculations of Working Capital was furthest from that of the Accounting Referee. As used herein, Final Working Capital shall mean (x) if no notice of disagreement is delivered by Purchaser within the period provided in subclause
(ii) above, as shown in the Working Capital Statement as prepared by Pfizer or
(y) if such a notice of disagreement is delivered by Purchaser, either (1) as agreed to in writing by Pfizer and Purchaser or (2) as shown in the Accounting Referee's calculation delivered pursuant to this subclause (iii).

                  (iv) If the Final Working Capital is less than $59,157,000.00, then Pfizer shall pay to Purchaser, as an adjustment to the Aggregate Purchase Price, the amount of such shortfall. If the Final Working Capital is greater than $59,157,000.00, then Purchaser shall pay to Pfizer, as an adjustment to the Aggregate Purchase Price, the amount of such excess. Any such payment shall be made by wire transfer to an account designated by the receiving party on the fifth Business Day following the date on which the amount of such payment is finally determined.

            Section II.4 Allocation of the Aggregate Purchase

Price. Pfizer, on behalf of itself and the Asset Selling Corporations, and Purchaser have agreed to the allocation of the Aggregate Purchase Price among the Conveyed Subsidiaries and the Asset Selling Corporations as set forth in
Schedule 2.4. As promptly as practicable after the date hereof, Purchaser will engage at its expense a third party valuation firm for the purpose of valuing the assets of Valleylab Inc., other than the stock of Valleylab Australia Pty. Ltd. (the allocated value of which is set forth on Schedule 2.4, as it may be adjusted). Purchaser will prepare a proposed allocation among the assets of Valleylab Inc. on the basis of such valuation, and will furnish a copy thereof and the valuation to Pfizer for its review as far in advance of the Closing Date as possible, but in no event later than 5 Business Days prior to the Closing Date. Pfizer shall have the right to consent to such allocation, which consent shall not be unreasonably withheld. The allocation set forth in Schedule 2.4 as well as the allocation among the assets of Valleylab Inc. as agreed to by the parties pursuant to the foregoing procedures hereinafter is referred to as the "Allocation." Each of Pfizer and the Asset Selling Corporations on the one hand and Purchaser on the other shall (a) be bound by the Allocation for purposes of determining any Taxes, (b) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Allocation and (c) take no position, and cause its Affiliates to take no position, inconsistent with the Allocation on any applicable Tax Return or in any proceeding before any taxing authority or otherwise. In the event that the Allocation is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other party hereto concerning resolution of the dispute. Pfizer, each of the Asset Selling Corporations and Purchaser acknowledge that the Allocation was done at arm's length based upon a good faith estimate of fair market values.

            Section II.5  Closing; Delivery and Payment.

            (a) The Closing shall take place at the places specified in the Foreign Implementing Agreements and at the offices of Weil, Gotshal & Manges LLP, New York, New York, at 10:00 A.M., New York time, on the second Business Day following the satisfaction or waiver of the conditions precedent specified in Article VI (other than the conditions to be satisfied on the Closing Date, but subject to the waiver or satisfaction of such conditions), or at such other times and places as the parties hereto may mutually agree, but in no event prior to the last week of January 1998. The date on which the Closing occurs is called the "Closing Date". The Closing shall be deemed to occur and be effective as of the close of business on the Closing Date.

            (b) At the Closing, (i) Pfizer shall deliver to Purchaser (u) certificates representing the Shares duly endorsed and in form for transfer to Purchaser, (v) the certificate referred to in Section 6.2(a) hereof, (w) executed copies of the

Transitional Services Agreement and the Transitional Intellectual Property License Agreement, (x) executed copies of any licenses required by Section 2.2(a)(v), (y) a receipt for the Aggregate Payment and (z) a good standing certificate for each of Pfizer and the Conveyed Subsidiaries and a certificate of the Secretary or an Assistant Secretary of Pfizer as to the resolutions adopted by the Board of Directors of Pfizer relating to the transactions contemplated hereby, and (ii) each Asset Selling Corporation shall deliver to the applicable Purchaser Affiliate the instruments and documents required by the applicable Foreign Implementing Agreements to be delivered by such Asset Selling Corporation.

            (c) At the Closing, (i) Purchaser shall deliver to the Seller Corporations (v) the sum of the Aggregate Payment by wire transfer in immediately available funds to one or more accounts specified in writing by Pfizer on or prior to the Closing Date (w) the certificate referred to in
Section 6.3(a) hereof, (x) executed assumption agreements and all other instruments appropriate to evidence Purchaser's assumption of the Assumed Liabilities, (y) executed copies of the Transitional Services Agreement and the Transitional Intellectual Property License Agreement and (z) a good standing certificate for Purchaser and a certificate of the Secretary or an Assistant Secretary of Purchaser as to the resolutions adopted by the Board of Directors of Purchaser relating to the transactions contemplated hereby, and (ii) each Purchaser Affiliate shall deliver to the applicable Asset Selling Corporation the instruments and documents required by the applicable Foreign Implementing Agreements to be delivered by such Purchaser Affiliate.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PFIZER

            Pfizer hereby represents and warrants to Purchaser as follows:

            Section III.1 Organization. Pfizer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and each Asset Selling Corporation is validly existing under the Laws of the jurisdiction of its organization.

            Section III.2 Authority; Binding Effect.

            (a) Pfizer and each Asset Selling Corporation have full corporate power and authority to carry on their business as it is now being conducted and to execute and deliver this Agreement and to perform their obligations hereunder. The execution and delivery by Pfizer and each Asset Selling Corporation of this Agreement, and the performance by Pfizer and each Asset Selling Corporation of their obligations hereunder, have been duly authorized by all requisite corporate action and no other corporate proceedings are required in connection with the execution, delivery and performance of this Agreement.

            (b) This Agreement constitutes a valid and legally binding obligation of Pfizer and each Asset Selling Corporation, enforceable against them in accordance with its terms.

            Section III.3  Conveyed Subsidiaries.

            (a) Schedule 3.3(a) sets forth the name and the jurisdiction of organization of both Conveyed Subsidiaries. Each Conveyed Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full corporate power to own, operate or lease the properties and assets owned, operated or leased by such Conveyed Subsidiary and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such qualification necessary.

            (b) The Shares are validly issued, fully paid and nonassessable, and Pfizer owns the Shares, free and clear of all Liens and free and clear of preemptive rights. (i) The Shares constitute all of the issued and outstanding shares of capital stock of the Conveyed Subsidiaries, (ii) there are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments providing for the issuance or transfer of additional shares of capital stock of any Conveyed Subsidiary and (iii) there are no voting trusts or any other agreements or understandings with respect to the Shares.

            (c) Schedule 3.3(c) sets forth the name and the jurisdiction of incorporation of all Subsidiaries of the Conveyed Subsidiaries. Each such Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full corporate power to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such qualification necessary. All of the shares of capital stock of each Subsidiary of a Conveyed Subsidiary are validly issued, fully paid and nonassessable, and a Conveyed Subsidiary owns such shares, free and clear of all Liens and free and clear of preemptive rights. Such shares constitute all of the issued and outstanding shares of capital stock of each such Subsidiary, there are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments providing for the issuance or transfer of additional shares of capital stock of such Subsidiary and there are no voting trusts or any other agreements or understandings with respect to such shares.

            Section III.4 Non-Contravention. The execution, delivery and performance of this Agreement by Pfizer and each Asset Selling Corporation and the consummation of the transactions contemplated hereby does not and will not
(i)
violate any provision of the certificate of incorporation, bylaws or other comparable organizational documents of Pfizer, either of a Conveyed Subsidiary (or any Subsidiary or a Conveyed Subsidiary) or any Asset Selling Corporation,
(ii) subject to obtaining the consents referred to in Schedule 3.4, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Pfizer, either Conveyed Subsidiary (or any Subsidiary of a Conveyed Subsidiary) or any Asset Selling Corporation under, or to a loss of any benefit of the Business to which Pfizer, either Conveyed Subsidiary (or any Subsidiary of a Conveyed Subsidiary) or any Asset Selling Corporation is entitled under, any agreement, contract or other instrument to which any Seller Corporation or Conveyed Subsidiary (or Subsidiary of a Conveyed Subsidiary) is a party or to which its assets are subject, (iii) assuming compliance with the matters set forth in Sections 3.5 and 4.5, violate or result in a breach of or constitute a default under any Law or other restriction of any court or Governmental Authority to which Pfizer, either Conveyed Subsidiary (or a Subsidiary of a Conveyed Subsidiary) or any Asset Selling Corporation is subject, including any Governmental Authorization, or (iv) result in the creation or imposition of any Lien, other than Permitted Encumbrances.

            Section III.5 Consents and Approvals. Other than as set forth in Schedule 3.5, the execution and delivery of this Agreement by Pfizer and the Asset Selling Corporations do not require any material consent or approval of any Governmental Authority.

            Section III.6 Financial Information; Books and Records. Except as set forth in Schedule 3.6, the Financial Statements have been recorded in accordance with Pfizer's policies and procedures, which are in accordance with GAAP, and present fairly in accordance with such policies and procedures (A) the results of operations of the Business for the periods covered thereby and (B) the financial condition of the Conveyed Subsidiaries. The accounts receivable of the Business reflected in the Financial Statements arose from bona fide transactions and the reserves in respect thereof reflected on the Financial Statements are in accordance with GAAP and, to the knowledge of Pfizer, are adequate. The Inventories reflected in the Financial Statements consist of materials, work in progress and finished goods, and are valued at the lower of cost or market value. Cost is determined on the first in first out method and, in the case of work in progress and manufactured finished goods, includes an appropriate portion of manufacturing overheads. Inventory reserves have been recorded, when necessary, in accordance with Pfizer policies, which policies are in accordance with GAAP.

            Section III.7 Absence of Certain Changes or Events. Except to the extent arising out of transactions contemplated by this Agreement or as set forth in Schedule 3.7, since September 26, 1997, the Business has been conducted in all material respects in the ordinary course consistent with past practices and the Business has not suffered a Material Adverse Effect.

            Section III.8 Litigation and Claims. Except for matters arising under Environmental Laws (which are the subject of Section 3.11), matters in connection with Product Registrations (which are the subject of Section 3.10) and as set forth in Schedule 2.2(c), to the Knowledge of Pfizer Schedule 3.8 sets forth a true, correct and complete list of every civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation pending or threatened against any Seller Corporation or Conveyed Subsidiary with respect to the Business or the transactions contemplated hereby.

            Section III.9  Compliance with Laws.

            (a) Except with respect to Environmental Laws (which is the subject of Section 3.11) and Product Registrations (which is the subject of Section 3.10), there are no violations by any Seller Corporation or Conveyed Subsidiary of applicable Law or Governmental Orders that would have a Material Adverse Effect.

            (b) Each Seller Corporation and each Conveyed Subsidiary possesses all permits, licenses, authorizations, certificates, exemptions and approvals of Governmental Authorities (collectively, "Permits") necessary for the conduct of the Business as it is currently conducted and all such Permits are being complied with by each Seller Corporation and each Conveyed Subsidiary, except for such failures to possess or comply with that would not have a Material Adverse Effect.

            Section III.10 Product Registrations; Regulatory Compliance.
Schedule 3.10 sets forth, as of the date hereof, a list of all licenses and approvals granted to Pfizer or any of its Affiliates by or pending with any Governmental Authority in any particular country to market any product of the Business (the "Product Registrations"). Except as set forth in Schedule 3.10, all products sold under the Product Registrations are manufactured and marketed in accordance with the specifications and standards contained in such Product Registrations. Except as set forth in Schedule 3.10, a Seller Corporation or Conveyed Subsidiary is the sole and exclusive owner of the Product Registrations and has not granted any right of reference with respect thereto.

            Section III.11 Environmental Matters. To the Knowledge of Pfizer, and except as set forth in Schedule 3.11:

             (i) the Conveyed Subsidiaries (and their Subsidiaries) and, with respect to the Conveyed Assets, the Asset Selling Corporations are in compliance with and not subject to Remedial Action or enforcement action under any or all applicable Environmental Laws and/or Environmental Permits, except for such actions that would not have a Material Adverse Effect;

            (ii) the Business has obtained all Environmental Permits required under all applicable Environmental Laws, except for such failures as would not have a Material Adverse Effect;

            (iii) no claims have been made or threatened that could reasonably be expected to result in Environmental Liability arising from or as a result of (a) on-site exposures to Hazardous Materials or Hazardous Substances; (b) Releases of Hazardous Materials or Hazardous Substances at or from any facility of the Business; (c) off-site treatment, storage or disposal of Hazardous Materials or Hazardous Substances; (d) the handling of products by employees of others or by the release of products into the environment as a result of treatment, storage or disposal by the Business or by others; or (e) non-compliance with any Environmental Law; and

            (iv) Pfizer has made available to the Purchaser during Purchaser's due diligence review of the Business all Pfizer corporate environmental health and safety reports and audits of the Boulder, Colorado facility.

            Section III.12  Material Contracts.

            (a) Schedule 3.12 lists each of the following contracts and agreements of either Conveyed Subsidiary (or a Subsidiary of a Conveyed Subsidiary) or any Asset Selling Corporation relating to the Business (such contracts and agreements being "Material Contracts"):

            (i) each contract, agreement and other arrangement for the purchase of Inventories, or other personal property with any supplier or for the furnishing of services to the Business extending beyond six months or the terms of which provide for financial commitments in excess of $300,000;

            (ii) each contract, agreement and other arrangement for the sale of Inventories or other personal property or for the furnishing of services by the Business with firm commitments in excess of three years;

            (iii) all broker, distributor, dealer, manufacturer's representative, franchise and agency agreements related to the Business the terms of which provide for financial commitments in excess of $300,000;

            (iv) all contracts and agreements relating to indebtedness for borrowed money, factoring arrangements, sale and leaseback transactions, deferred purchase price of property and other similar financing transactions relating to the Business with respect to which a Conveyed Subsidiary (or a Subsidiary of a Conveyed Subsidiary) or Asset Selling Corporation is an obligor;

            (v) all patent and technology licenses and trademark licenses and agreements, and research and development agreements relating to the Business the terms of which provide for aggregate commitments to be paid by or to a Conveyed Subsidiary (or a Subsidiary of a Conveyed Subsidiary) or Asset Selling Corporation in excess of $500,000;

            (vi) all agreements entered into since September 1, 1995 providing for the acquisition or disposition of any capital stock of any Conveyed Subsidiary (or a Subsidiary of a Conveyed Subsidiary); and

            (vii) all agreements entered into since September 1, 1995 providing for the acquisition or disposition of any Conveyed Assets or assets of a Conveyed Subsidiary outside of the ordinary course of business.

            (b) Except as disclosed in Schedule 3.12: (i) each Material Contract is valid and binding on the Seller Corporation or Conveyed Subsidiary (or a Subsidiary of a Conveyed Subsidiary) that is a party thereto, and to the Knowledge of Pfizer, the other party thereto, and is in full force and effect, (ii) each Material Contract by its terms does not prohibit or in any way restrict or penalize assignment to Purchaser (or, in the case of Material Contracts to which a Conveyed Subsidiary (or a Subsidiary of a Conveyed Subsidiary) is a party, does not prohibit or in any way restrict or penalize the transfer of the Shares to the Purchaser), and (iii) no Asset Selling Corporation or any Conveyed Subsidiary (or a Subsidiary of a Conveyed Subsidiary) is in breach of, or default under, any such Material Contract, which breach or default would result in a Material Adverse Effect.

            Section III.13  Intellectual Property.

            (a) Schedule 3.13(a) sets forth a list, as of the date hereof, of all Patent Rights which are owned by or licensed to any Conveyed Subsidiary (or a Subsidiary of a Conveyed Subsidiary) or Asset Selling Corporation and which are used principally in the Business ("Seller Patent Rights"). Schedule 3.13(a) also sets forth a list, as of the date hereof, of all Patent Rights which are or could be used in the Business as well as one or more other businesses of Pfizer and its Affiliates. All Seller Patent Rights not owned by either Conveyed Subsidiary (or a Subsidiary of a Conveyed Subsidiary) will be transferred to Purchaser and all Patent Rights used in the Business that are not Seller Patent Rights will be licensed to Purchaser as contemplated by this Agreement.

            (b) (i) A Conveyed Subsidiary (or a Subsidiary of a Conveyed Subsidiary) or an Asset Selling Corporation owns, controls, or licenses the Seller Patent Rights, the copyrights and commercially practiced processes used in the Business and (ii) the Seller Patent Rights, the copyrights and commercially practiced processes used in the Business are to the Knowledge of Pfizer free and clear of any Liens other than Permitted Encumbrances and (iii) to the Knowledge of Pfizer, issued patents included in the Seller Patent Rights are valid and are in full force and effect.

            (c) To the Knowledge of Pfizer, except as disclosed in Schedule 3.13(c), with respect to the Business: (i) no Conveyed Subsidiary (or a Subsidiary of any Conveyed Subsidiary) or Asset Selling Corporation is infringing any Patent Right, Trademark Right or other Intellectual Property right of any third party; (ii) there is no violation, breach, misappropriation or infringement by any third party of any Seller Patent Right, Seller Trademark Right or other Intellectual Property right owned by a Conveyed Subsidiary (or a Subsidiary of any Conveyed Subsidiary) or any Asset Selling Corporation and
(iii) there are no pending opposition, interference, arbitration, invalidity, declaratory judgment, revocation, nullity or similar actions in respect of any Seller Patent Rights or copyrights used in the Business owned by a Conveyed Subsidiary (or a Subsidiary of any Conveyed Subsidiary) or Asset Selling Corporation and there are no pending opposition, revocation or cancellation proceedings in respect of any Seller Trademark Rights owned by a Conveyed Subsidiary (or a Subsidiary of any Conveyed Subsidiary) or Asset Selling Corporation.

            (d) Schedule 3.13(d)(i) sets forth a list, as of the date hereof, of all registrations and applications for Trademark Rights owned by or licensed to Asset Selling Corporations and Conveyed Subsidiaries (or a Subsidiary of any Conveyed Subsidiary) which are used principally in connection with the Business (the "Seller Trademark Rights") and which will be transferred to Purchaser.
Schedule 3.13(d)(ii) sets forth a list, as of the date hereof, of all Trademark Rights which are used in the Business as well as one or more other businesses of Pfizer and its Affiliates. All Schedule 3.13(d)(ii) Trademark Rights not owned by either Conveyed Subsidiary (or a Subsidiary of any Conveyed Subsidiary) will be licensed to Purchaser as contemplated by this Agreement.

            (e) (i) A Conveyed Subsidiary (or a Subsidiary of any Conveyed Subsidiary) or an Asset Selling Corporation exclusively owns, controls, or licenses the Seller Trademark Rights, (ii) the Seller Trademark Rights are to the Knowledge of Pfizer free and clear of any Liens other than Permitted Encumbrances, and (iii) to the Knowledge of Pfizer, the registrations included in the Seller Trademark Rights are valid and in full force and effect.

            Section III.14  Real Property.

            (a) Schedule 3.14(a) sets forth all of the real property owned in fee by any of the Asset Selling Corporations or the Conveyed Subsidiaries (or a Subsidiary of any Conveyed Subsidiary) and prior to Closing will set forth a description of any title insurance policies and surveys related thereto (collectively, the "Real Property"). Schedule 2.2(a)(i) sets forth all of the Leased Real Property pursuant to lease agreements to be transferred to Purchaser (collectively, the "Leases").

            (b) The Real Property is free and clear of any and all Liens, other than Permitted Encumbrances.

            (c) Except as set forth in Schedule 2.2(a)(i), no Leased Property is subject to any sub-lease, license or other agreement granting to any person or entity any right to the use, occupancy or enjoyment of such Leased Property or any portion thereof.

            Section III.15  Assets.

            (a) Each Asset Selling Corporation owns, leases or has the legal right to use all of its Conveyed Assets (other than Real Property, which is the subject of Section 3.14) and each Conveyed Subsidiary (or a Subsidiary of any Conveyed Subsidiary) owns, leases or has the legal right to use its assets (other than Real Property, which is the subject of Section 3.14). Each Asset Selling Corporation has good title to (or in the case of leased Conveyed Assets, valid leasehold interests in) all its Conveyed Assets (other than Real Property, which is the subject of Section 3.14) and each Conveyed Subsidiary (or a Subsidiary of any Conveyed Subsidiary) has good title to (or in the case of leased assets, a valid leasehold interest in) its assets, in either case except for Permitted Encumbrances.

            (b) The Conveyed Assets, without giving effect to the Excluded Assets and the Excluded Liabilities, the assets held by Conveyed Subsidiaries (or a Subsidiary of any Conveyed Subsidiaries) as of the date hereof and those assets used by the Business which are to be retained by Pfizer and its Affiliates but made available to Purchaser pursuant to an agreement executed and delivered at the Closing, constitute, all the properties, assets and rights sufficient to conduct the Business in all material respects as conducted as of the date of this Agreement.

            Section III.16 Taxes. Except as set forth in Schedule 3.16, (a) all material Tax Returns that are required to be filed on or before the date hereof by or on behalf of the Conveyed Subsidiaries, their Subsidiaries and the Asset Selling Corporations have been filed and (b) all Taxes shown to be due and payable on such Tax Returns have been paid. To the Knowledge of Pfizer, there are no Tax Liens upon any of the assets of the Business, except for Liens for Taxes not yet due and payable or being contested in good faith. Except as set forth on Schedule 3.16, no Tax Return that includes either Conveyed Subsidiary, its Subsidiaries or any of the Asset Selling Corporations is currently being examined by any taxing authority, and there are no outstanding agreements or waivers extending the statute of limitations applicable to any such Tax Return. Pfizer represents and warrants that no transactions have occurred between the Conveyed Subsidiaries and their Subsidiaries and the Asset Selling Corporations so as to result in Purchaser taking a carryover basis for U.S. federal income tax purposes in any of the Conveyed Assets or any of the assets which Purchaser acquires from the Conveyed Subsidiaries and their Subsidiaries by purchase or deemed purchase.

            Section III.17  Employee Benefits.

            (a) Schedule 5.5(a) sets forth a list of each of the Plans in effect as of the date hereof.

            (b) To the Knowledge of Pfizer, none of the Conveyed Subsidiaries, their Subsidiaries or any Asset Selling Corporation or any ERISA Affiliate has incurred any liability to the PBGC under, arising out of or by operation of Title IV of ERISA (other than any liability for premiums to the PBGC arising in the ordinary course of business). Except as set forth on Schedule 5.5(a), to the Knowledge of Pfizer, no complete or partial termination has occurred within the five (5) years preceding the date hereof with respect to any Plan.

            (c) Each of the Plans intended to qualify under Section 401 of the Code ("Qualified Plans") has received a favorable determination letter from the IRS that such plan is so qualified, and to the Knowledge of Pfizer, since the date of such IRS determination, except as disclosed on Schedule 5.5(a), nothing has occurred with respect to the operation of any such plan which, either individually or in the aggregate, would likely cause the loss of such qualification.

            (d) To the Knowledge of Pfizer, all contributions and premiums required by Law or by the terms of any Plan or any agreement relating thereto have been timely made and, except as disclosed on Schedule 5.5(a), to the Knowledge of Pfizer no accumulated funding deficiencies exist in any of the Plans subject to Section 412 of the Code.

            (e) Except as disclosed on Schedule 5.5(a), to the Knowledge of Pfizer, there has been no "reportable event" as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to any of the Plans subject to Title IV of ERISA which would require the giving of notice, or any event requiring notice to be provided under Section 4063(a) of ERISA.

            (f) To the Knowledge of Pfizer, there has been no violation of ERISA with respect to the filing of applicable returns, reports, documents and notices regarding any of the Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Plans which violations, either individually or in the aggregate, could result in a Material Adverse Effect.

            (g) Complete and correct copies of the following documents, with respect to each of the Plans (as applicable), have been delivered to Purchaser or will be delivered as soon as practicable following the Closing Date: (i) any relevant plan documents and subsequent amendments thereto; (ii) the most recent Forms 5500 and schedules thereto; (iii) the most recent IRS determination letter; and (iv) the most recent summary plan descriptions.

            (h) To the Knowledge of Pfizer, each of the Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Laws, except where noncompliance would not have a Material Adverse Effect.

            Section III.18 Brokers. Except for Lazard Freres & Co. L.L.C., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Pfizer. Pfizer is solely responsible for the fees and expenses of Lazard Freres & Co. L.L.C.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

            Purchaser represents and warrants to Pfizer as follows:

            Section IV.1 Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

            Section IV.2 Corporate Authorization. Purchaser has full corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder. The execution, delivery and performance by Purchaser of this Agreement have been duly authorized by all requisite corporate action on the part of Purchaser and no other corporate proceedings on the part of Purchaser are required in connection with the execution, delivery and performance by Purchaser of this Agreement.

            Section IV.3 Binding Effect. This Agreement constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

            Section IV.4 Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (i) violate any provision of the certificate of incorporation, bylaws or other organizational documents of Purchaser, or (ii) assuming compliance with the matters set forth in Sections
3.5 and 4.5, violate or result in a breach of or constitute a default under any Law or other restriction of any court or Governmental Authority to which Purchaser is subject, including any Governmental Authorization.

            Section IV.5 Consents and Approvals. Other than as set forth in
Schedule 4.5, the execution and delivery of this Agreement by Purchaser do not and will not, require any material consent or approval of any Governmental Authority.

            Section IV.6 Financial Capability. On the Closing Date, Purchaser will have sufficient funds to pay the Aggregate Payment on the terms and conditions contemplated by this Agreement.

            Section IV.7 Securities Act. Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Purchaser acknowledges that the Shares are not registered under the Securities Act, any applicable state securities Law or any applicable foreign securities Laws, and that such Shares may not be transferred or sold except pursuant to the registration provisions of such Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to state securities Laws as applicable.

            Section IV.8 Purchaser's Investigation. Purchaser acknowledges and agrees that, except as specifically set forth in this Agreement, Pfizer has not made and shall have no Liability for any representation or warranty, express or implied, in connection with the transactions contemplated by this Agreement, including, without limitation, any representation or warranty as to the accuracy or completeness of any information regarding the Business furnished to Purchaser or its representatives in connection with Purchaser's due diligence review of the Business.

            Section IV.9 Brokers. Except for Chase Securities, Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser. Purchaser is solely responsible for the fees and expenses of Chase Securities, Inc.

                                    ARTICLE V

                                    COVENANTS

            Section V.1  Access.

            (a) Prior to the Closing, Pfizer shall permit Purchaser and its representatives to have access, during regular business hours and upon reasonable advance notice, to the assets, employees, books and records of the Selling Corporations and Conveyed Subsidiaries and its Subsidiaries relating to the Business, and shall furnish, or cause to be furnished, to Purchaser, such financial, tax and operating data and other available information with respect to the Business as Purchaser shall from time to time reasonably request.

            (b) All information provided to Purchaser by or on behalf of Pfizer, any other Seller Corporation or Conveyed Subsidiary and its Subsidiaries in connection with this Agreement and the transactions contemplated hereby will be held by Purchaser and its Affiliates, agents and representatives as Information, as defined in, and pursuant to the terms of, the Confidentiality Agreement.

            Section V.2 Conduct of Business. During the period from the date hereof to the Closing, except as otherwise contemplated by this Agreement or as Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, Pfizer agrees that it will conduct the Business, and will cause the Business to be conducted, in the ordinary and usual course consistent with past practice, and use its reasonable best efforts to preserve intact the Business and related relationships with customers, suppliers and other third parties and keep available the services of the present Employees. During the period from the date hereof to the Closing, except as otherwise contemplated by this Agreement, as Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, and except as may be necessary to remove the Excluded Assets, Pfizer covenants and agrees that it shall with respect to the Business, and shall cause the Conveyed Subsidiaries to, and with respect to the Business, the Asset Selling Corporations to:

                  (i) maintain insurance coverage at levels consistent with presently existing levels so long as such insurance is available at commercially reasonable rates;

                  (ii) not incur, create or assume any Lien with respect to any material asset other than Permitted Encumbrances;

                  (iii) not acquire, sell, lease or otherwise dispose of any assets outside of the ordinary course of business consistent with past practice, provided that except as set forth in Schedule 5.2 hereto, there shall not be any sale, lease or other disposition of any of the Intellectual Property;

                  (iv) not amend any term of, or waive any right under, any Material Contract;

                  (v) not change or amend the charter or bylaws of any Conveyed Subsidiary (or a Subsidiary of any Conveyed Subsidiary);

                  (vi) not issue, sell, pledge, transfer, repurchase or redeem or propose to issue, sell, pledge, transfer, repurchase or redeem any shares of capital stock of any Conveyed Subsidiary (or a Subsidiary of any Conveyed Subsidiary) (other than directors' qualifying shares), or securities convertible into or exchangeable or exercisable for, or options with respect to, or warrants to purchase or rights to subscribe for, shares of capital stock of any Conveyed Subsidiary (or a Subsidiary of any Conveyed Subsidiary);

                  (vii) not enter into any agreements, commitments or contracts that would come within the definition of Material Contract; and

            (viii) not agree to take any of the foregoing actions.

            Section V.3  Reasonable Best Efforts; Certain Governmental
Matters.

            (a) Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation,
(i) to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include, without limitation, furnishing all information required by applicable Law in connection with approvals of or filings with any Governmental Authority), (ii) to satisfy the conditions precedent to the obligations of such party hereto, (iii) to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Authority or other public or private third party required to be obtained or made by Purchaser, the Conveyed Subsidiaries or any of their respective Subsidiaries or the Seller Corporations in connection with the acquisition of the Shares and the Conveyed Assets or the taking of any action contemplated by this Agreement, (iv) to effect all necessary registrations and filings including, without limitation, all materials required under Environmental Laws and all transfer requests required for Environmental Permits, and (v) to take any action reasonably necessary to vigorously defend, lift, mitigate, rescind the effect of any litigation or administrative proceeding adversely affecting the acquisition of the Shares and the Conveyed Assets or this Agreement, including promptly appealing any adverse court or administrative decision.

            (b) Subject to appropriate confidentiality protections, each of the parties hereto will furnish to the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing and will provide the other party with copies of all filings made by such party with any Governmental Authority and, upon request, any other information supplied by such party to a Governmental Authority and, upon request, any other information supplied by such party to a Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

            (c) Without limiting the generality of the undertakings pursuant to this Section 5.3, Purchaser and Pfizer agree to take or cause to be taken the following actions: (i) provide promptly to Governmental Authorities with regulatory jurisdiction over enforcement of any applicable Competition Laws ("Governmental Antitrust Entity") information and documents requested by any Government Antitrust Entity or necessary, proper or advisable to permit consummation of the acquisition of the Shares and the Conveyed Assets and the transactions contemplated by this Agreement; (ii) without in any way limiting the other provisions of this Section 5.3, file any notification and report form and related material required under the HSR Act as soon as practicable and in any event not later than five (5) Business Days after the date hereof, and thereafter use its reasonable efforts to certify as soon as practicable its substantial compliance with any requests for additional information or documentary material that may be made under the HSR Act; (iii) the proffer by Purchaser of its willingness, with respect only to any products sold, made or in research and development by any third Person as of the date of this Agreement including, but not limited to, Circon Corporation (without regard to Purchaser's current ownership interest therein) or products in research and development by Purchaser on the date of this Agreement or thereafter, to (A) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, such assets, categories of assets or businesses of the Conveyed Subsidiaries and the Conveyed Assets or any of Purchaser's other assets or businesses now owned or presently or hereafter sought to be acquired by Purchaser, (B) terminate any existing relationships and contractual rights and obligations and (C) amend or terminate such existing licenses or other intellectual property agreements and to enter into such new licenses or other intellectual property agreements ( and, in each case, to enter into agreements with the relevant Government Antitrust Entity giving effect thereto) in each case with respect to the foregoing clauses (A), (B) or (C) if such action is necessary or reasonably advisable; and (iv) Purchaser shall take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the acquisition of the Shares and the Conveyed Assets in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the acquisition of the Shares and the Conveyed Assets or the other transactions contemplated by this Agreement, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (iii) of this subsection (c)) necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement. Each of Pfizer and the Purchaser will provide to the other copies of all correspondence between it (or its advisor) and any Government Antitrust Entity relating to acquisition of the Shares and the Conveyed Assets or any of the matters described in this Section 5.3. Pfizer and the Purchaser agree that all telephone calls and meetings with a Government Antitrust Entity regarding the acquisition of the Shares and the Conveyed Assets or any of the matters described in this
Section 5.3 shall include representatives of Pfizer and the Purchaser.

            (d) The parties expressly agree: (i) that any breach by Purchaser of its obligations under Section 5.3(c) will cause irreparable harm to the Seller Corporations; (ii) that Seller Corporations have agreed to this transaction with Purchaser in specific reliance on Purchaser's obligations under Section 5.3(c), and would not have otherwise agreed to go forward with Purchaser; and (iii) therefore Seller Corporations are entitled to specific performance of Purchaser's obligations under Section 5.3(c), and Purchaser hereby agrees in advance to the granting of such specific performance of such obligations without proof of actual damages or harm.

            Section V.4 Tax Matters.

            (a) Preparation and Filing of Tax Returns. Pfizer shall prepare and timely file or shall cause to be prepared and timely filed all Federal, state, provincial, local and foreign Tax Returns in respect of the Conveyed Subsidiaries, their Subsidiaries and the Asset Selling Corporations, their assets or activities that (i) are required to be filed (taking into account extensions) on or before the Closing Date or (ii) are required to be filed (taking into account extensions) after the Closing Date and (A) are Consolidated Tax Returns of Pfizer and its Affiliates or (B) are with respect to Income Taxes and are required to be filed on a separate Tax Return basis for any tax period ending on or before the Closing Date or (C) are to be filed by an Asset Selling Corporation. Purchaser shall prepare or cause to be prepared and shall file or cause to be filed all other Tax Returns required of the Conveyed Subsidiaries and their Subsidiaries, or in respect of their assets or activities. Any such Tax Returns that include periods ending on or before the

Closing Date or that include the activities of the Conveyed Subsidiaries or their Subsidiaries or an Asset Selling Corporation (with respect to the Business) prior to the Closing Date shall, insofar as they relate to the Conveyed Subsidiaries or their Subsidiaries or an Asset Selling Corporation (with respect to the Business) prior to the Closing Date, be on a basis consistent with the last previous such Tax Returns filed in respect of the Conveyed Subsidiaries or their Subsidiaries or such Asset Selling Corporation (with respect to the Business), unless Pfizer or Purchaser, as the case may be, concludes that there is no reasonable basis for such position. With respect to any Tax Return required to be filed by the Purchaser for a taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the Purchaser shall deliver, at least 20 days prior to the due date for the filing of such Tax Return (taking into account extensions), to Pfizer a statement setting forth the amount of Tax for which Pfizer is responsible pursuant to
Section 5.4(g)(i) and (iii) and copies of such Tax Return. Pfizer shall have the right to review such Tax Return and the statement prior to the filing of such Tax Return. Pfizer and the Purchaser agree to consult and resolve in good faith any issue arising as a result of the review of such Tax Return and statement and mutually to consent to the filing as promptly as possible of such Tax Return. Neither Purchaser nor any of its Affiliates shall file any amended Tax Returns for any periods for


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

or in respect of the Conveyed Subsidiaries or any of their Subsidiaries with respect to which Purchaser is not obligated to prepare or cause to be prepared the original such Tax Returns pursuant to this Section 5.4(a) without the prior written consent of Pfizer. Notwithstanding any provision of this Agreement, (a) Pfizer may cause an election pursuant to IRS Treas. Reg. Sec. 301.7701-3 to be filed, effective from a date at least 10 days prior to the Closing Date, for Valleylab Australia Pty. Ltd. to be treated as a branch of Valleylab Inc.; and
(b) Purchaser may opt, by notice to Pfizer at least 45 days prior to the Closing Date, to make an election under Section 338(g) of the Code with respect to its purchase of the Conveyed Subsidiaries and their Subsidiaries but Purchaser shall be solely responsible for, and shall pay, any and all Taxes resulting from such
Section 338 election and shall indemnify Pfizer (in the manner provided herein) with respect to such Taxes. In the event that Purchaser does not opt to make such a Section 338 election with respect to Valleylab Inc., Pfizer and Purchaser agree that an election shall be jointly made by Pfizer and Purchaser pursuant to
Section 338(h)(10) of the Code with respect to the acquisition by Purchaser of the stock of Valleylab Inc. Pfizer shall be solely responsible for, and shall pay, any and all Taxes resulting from such election and shall indemnify Purchaser (in the manner provided herein) with respect to such Taxes.

            (b) Payment of Taxes. Pfizer shall pay or cause to be


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paid (A) all Taxes due with respect to Tax Returns which Pfizer is obligated to prepare and file or cause to be prepared and filed pursuant to Section 5.4(a),
(B) all Taxes due with respect to Tax Returns for Straddle Periods for which Pfizer is responsible pursuant to Section 5.4(g)(i) and (iii) and (C) all Taxes other than Income Taxes due on or before the Closing Date for which no Tax Return is required to be filed. Purchaser shall pay or cause to be paid (A) all Income Taxes due with respect to separate Tax Returns which Purchaser is obligated to prepare and file or cause to be prepared and filed pursuant to
Section 5.4(a) other than Taxes described in the preceding sentence and (B) all Taxes owed by the Conveyed Subsidiaries or their Subsidiaries other than Taxes described in the preceding sentence. Notwithstanding the foregoing, Pfizer shall be liable for and shall pay any and all Taxes due arising out of the operations of the Conveyed Subsidiaries and their Subsidiaries to the extent that such Taxes relate to periods up to and including the Closing Date, regardless of whether the Tax Returns relating to such Taxes are required to be filed by Pfizer or by Purchaser.

            (c) Tax Sharing Agreements. On the Closing Date, all Tax sharing agreements and arrangements between (i) the Conveyed Subsidiaries or any of their Subsidiaries, on the one hand, and (ii) Pfizer or any of its Subsidiaries or Affiliates (other than the Conveyed Subsidiaries and their Subsidiaries), on the other hand, shall be terminated effective as of the close of the


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Closing Date and have no further effect for any taxable year or period (whether a past, present or future year or period), and no additional payments shall be made thereunder with respect to any period after the Closing Date in respect of a redetermination of tax liabilities or otherwise.

            (d) Carryforwards and Carrybacks. Purchaser shall cause the Conveyed Subsidiaries and their Subsidiaries to elect, when permitted by law, to carry forward any net operating loss, charitable contribution or other item arising after the Closing Date that could, in the absence of such an election, be carried back to a taxable period of the Conveyed Subsidiaries or any of their Subsidiaries ending on or before the Closing Date in which the Conveyed Subsidiaries or any of their Subsidiaries were included in a Consolidated Tax Return of Pfizer and its Affiliates. Purchaser, on its own behalf and on behalf of its Affiliates, hereby waives any right to use or apply any net operating loss, charitable contribution or other item (other than any net capital loss, foreign tax credit or research and development credit) of the Conveyed Subsidiaries or any of their Subsidiaries for any tax year ending on any date following the Closing Date to any period of the Conveyed Subsidiaries or any of their Subsidiaries ending on or before the Closing Date and reserves the right to use or apply any such net capital loss, foreign tax credit or research and development credit of the Conveyed Subsidiaries or any of their Subsidiaries for any tax year ending on any date following the Closing Date to any period of the Conveyed Subsidiaries or any of their Subsidiaries ending on or before the Closing Date; provided, however, that if any such net capital loss, foreign tax credit or research and development credit shall be carried back to any such period, Purchaser shall indemnify Pfizer and its Affiliates (other than the Conveyed Subsidiaries or any of their Subsidiaries) for all reasonable costs and expenses incurred by Pfizer or any of such Affiliates in filing such claims or in connection with any audit of such claims.

            (e) Refunds. Pfizer shall be entitled to retain, or receive immediate payment from Purchaser or any of its Subsidiaries or Affiliates (including the Conveyed Subsidiaries and their Subsidiaries) of, any refund or credit with respect to Taxes (including, without limitation, refunds and credits arising by reason of amended Tax Returns filed after the Closing Date or otherwise) with respect to any Tax period ending on or before the Closing Date relating to the Conveyed Subsidiaries, any of their Subsidiaries or any Asset Selling Corporation, provided, however, that (i) Purchaser, the Conveyed Subsidiaries and their Subsidiaries shall be entitled to retain, or receive immediate payment from Pfizer of, any such refund or credit to the extent that such refund or credit arises as a result of the use or application (as provided in Section 5.4(d)) of any net capital loss, foreign tax credit or research and development credit of the Conveyed Subsidiaries or any of their Subsidiaries for any tax year on any date following the Closing Date to any period of the Conveyed Subsidiaries or any of their Subsidiaries ending on or before the Closing Date and (ii) to the extent that Pfizer or any of its Affiliates (other than the Conveyed Subsidiaries or any of their Subsidiaries), would, but for the carryback by the Conveyed Subsidiaries or any of their Subsidiaries of any such net capital loss, foreign tax credit or research and development credit, be entitled to a refund or credit in respect of any net capital loss, foreign tax credit or research and development credit of Pfizer or any of Pfizer's Affiliates (other than the Conveyed Subsidiaries or any of their Subsidiaries), Pfizer shall be entitled to receive immediate payment from Purchaser of any such amount to the extent Purchaser has previously received a refund or credit from a carryback to Pfizer's return. Purchaser, the Conveyed Subsidiaries and their Subsidiaries shall be entitled to retain, or receive immediate payment from Pfizer of, any refund or credit with respect to Taxes with respect to any taxable period beginning after the Closing Date relating to any of the Conveyed Subsidiaries and their Subsidiaries. Purchaser and Pfizer shall equitably apportion any refund or credit with respect to Taxes with respect to a Straddle Period.

            (f) Tax Cooperation. Each of Purchaser and Pfizer shall provide the other party with such information and records and make such of its officers, directors, employees and agents


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

available as may reasonably be requested by such other party in connection with the preparation of any Tax Return or any audit or other proceeding that relates to the Conveyed Subsidiaries, any of their Subsidiaries or the Asset Selling Corporations. Purchaser shall within the earlier to occur of 60 days after Pfizer's year-end, and 120 days after the Closing Date, prepare or cause the Conveyed Subsidiaries and their Subsidiaries to prepare, in a manner consistent with the Conveyed Subsidiary's past practice, the tax work paper preparation package or packages necessary to enable Pfizer to prepare Tax Returns Pfizer is obligated to prepare or cause to be prepared.

            (g) Tax Indemnification.

                  (i) Pfizer shall indemnify, defend and hold the Purchaser and its Affiliates harmless from and against all liability for Taxes of the Conveyed Subsidiaries, their Subsidiaries and any Asset Selling Corporation (with respect to the Business) for any taxable period that ends on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date, including, without limitation (A) all liability for any breach of Pfizer's representations and warranties contained in Section 3.16, (B) all liability (as a result of Treasury Regulation Section 1.1502-6(a) or otherwise) for Income Taxes of Pfizer or any other Person (other than the Conveyed Subsidiaries or any of their Subsidiaries) which is or has ever been


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

      affiliated with the Conveyed Subsidiaries or any of their Subsidiaries, or with whom the Conveyed Subsidiaries or any of their Subsidiaries otherwise joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined or unitary Tax Return, prior to the Closing, (C) all liability for Income Taxes paid by the Conveyed Subsidiaries or their Subsidiaries which would not have been paid by the Conveyed Subsidiaries or any of their Subsidiaries, but for adjustment resulting from the resolution or settlement of a pending tax audit, and
      (D) all liability for reasonable legal, accounting and appraisal fees and expense with respect to any item described in clause (A), (B) or (C) above; provided, however, that Pfizer's indemnity obligation for Taxes pursuant to this Section 5.4(g)(i) shall be reduced by refunds of Taxes (excluding carrybacks from post-Closing Date years to the extent permitted hereunder) with respect to such periods received after the Closing Date by Purchaser or any of its Affiliates and not previously remitted to Pfizer. Notwithstanding the foregoing, Pfizer shall not indemnify, defend or hold harmless the Purchaser or any of its Affiliates from any liability for Taxes attributable to any action taken or failure to act (which would otherwise give rise to a Pfizer Tax indemnity payment) after the Closing by Purchaser, any of its Affiliates (including the Conveyed

      Subsidiaries or any of their Subsidiaries), or any transferee of Purchaser or any of its Affiliates (other than any such action expressly required or otherwise expressly contemplated by this Agreement or with the written consent of Pfizer) (a "Purchaser Tax Act"). Further, Pfizer's obligation to indemnify, defend or hold harmless the Purchaser or any of its Affiliates from any liability shall terminate effective with the expiration of the applicable statute of limitations (including extensions) in respect of such liability.

                  (ii) Purchaser shall, and shall cause the Conveyed Subsidiaries and each of their Subsidiaries to, indemnify, defend and hold Pfizer and its Affiliates harmless from and against (A) except to the extent Pfizer is otherwise required to indemnify Purchaser for such Tax pursuant to Section 5.4(g)(i), all liability for Taxes of the Conveyed Subsidiaries and their Subsidiaries, (B) all liability for Taxes attributable to a Purchaser Tax Act and (C) all liability for reasonable legal, accounting and appraisal fees and expenses with respect to any item described in clause (A) or (B) above. Purchaser's obligation to indemnify, defend or hold harmless Pfizer or any of its Affiliates from any liability shall terminate effective with the expiration of the applicable statute of limitations (including extensions) in respect of such liability.


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

                  (iii) In the case of any Straddle Period:

                  (A) The periodic Taxes of the Conveyed Subsidiaries and their Subsidiaries that are not based on income or receipts (e.g., property Taxes) for the portion of any Straddle Period ending on the Closing Date (the "Pre-Closing Tax Period") shall be computed based upon the ratio of the number of days in the Pre-Closing Tax Period and the number of days in the entire Tax Period; and

                  (B) Taxes of the Conveyed Subsidiaries and their Subsidiaries for the Pre-Closing Tax Period (other than Taxes described in Section 5.4(g)(iii)(A) above) shall be computed as if such taxable period ended as of the close of business on the Closing Date, and, in the case of any Taxes of the Conveyed Subsidiaries and their Subsidiaries attributable to the ownership by the Conveyed Subsidiaries or any of their Subsidiaries of any equity interest in any partnership or other "flowthrough" entity, as if a taxable period of such partnership or other "flowthrough" entity ended as of the close of business on the Closing Date.

                  (iv) Any indemnity payment required to be made pursuant to this Section 5.4(g) shall be paid within 30 days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than five Business Days prior to the date on which the relevant Taxes are required to be paid to the relevant taxing authority


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

      (including estimated Tax payments).

            (h) Timing Adjustment. In the event that a final determination (which shall include the execution of an IRS Form 870-AD or successor form) results in a timing difference (e.g., an acceleration of income or delay of deductions) that would increase Pfizer's liability for Taxes pursuant to this
Section 5.4 or results in a timing difference (e.g., an acceleration of deductions or delay of income) that would increase Purchaser's liability for Taxes pursuant to this Section 5.4, Purchaser or Pfizer, as the case may be, shall promptly make payments to Pfizer or Purchaser as and when Purchaser or Pfizer, as the case may be, actually realizes any Tax benefits as a result of such timing difference (or under such other method for determining the present value of any such anticipated Tax benefits as agreed to by the parties). Such Tax benefit for federal, state and local income tax purposes shall be computed for any year using the Purchaser's or Pfizer's, as the case may be, actual tax liability with and without giving effect to such timing difference.


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

            (i) Tax Contests.

                  (i) If a claim shall be made by any taxing authority (a "Tax Claim") which, if successful, might result in an indemnity payment to the Purchaser or any of its Affiliates pursuant to Section 5.4(g), Purchaser shall promptly notify Pfizer of such claim; provided, however, that the failure to give such notice shall not affect the indemnification provided hereunder except to the extent Pfizer has actually been prejudiced as a result of such failure and for this purpose, any failure to give such notice that results in Pfizer not controlling or participating in any proceeding shall be deemed to prejudice Pfizer.

                  (ii) With respect to any Tax Claim relating to a taxable period ending on or before the Closing Date or relating to a Consolidated Tax Return, Pfizer shall control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner. Purchaser shall be


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

      entitled to be informed of such Tax Claim within a reasonable time after such Claim is asserted and the developments with respect to such Tax Claim at any administrative meeting, conference, hearing or other proceeding.

                  (iii) Except as otherwise provided in Section 5.4(i)(ii), Pfizer and Purchaser shall jointly control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes of the Conveyed Subsidiaries or any of their Subsidiaries for any Straddle Period. Neither Pfizer nor Purchaser shall settle any such Tax Claim without the prior written consent of the other, which shall not be unreasonably withheld.

                  (iv) Except as otherwise provided in Section 5.4(i)(ii), Purchaser shall control all proceedings with respect to Taxes for any taxable period beginning after the Closing Date. Pfizer shall have the right to participate in the conduct of such proceedings involving a Tax Claim and no such matter shall be settled without the prior written consent of Pfizer, which shall not be unreasonably withheld.

                  (v) Purchaser, the Conveyed Subsidiaries, each of their Subsidiaries and each of their respective Affiliates, on the one hand, and Pfizer and its respective Affiliates, on the other, shall cooperate in contesting any Tax Claim, which cooperation shall include the retention and (upon request) the provision to the requesting party of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

            Section V.5 Employees and Employee Benefits.

            (a) Employees (US) - Offer of Employment; Continued Employment; Severance. Purchaser agrees to offer employment as of the Closing Date to each Employee (US) (or to cause the Conveyed Subsidiaries and their Subsidiaries to offer to continue the employment of each of their Employees (US)) in the same or a comparable position and at a rate of pay at least equal to the Employee's rate of pay in effect on the Business Day immediately preceding the Closing Date and with benefits which shall be substantially comparable to the employee benefits as are set forth in Schedule 5.5(a), and identical to such other benefits as are set forth in the Employee Severance Program in Schedule 5.5(a)(i). For the purposes of recognizing the contribution of Affected Employees prior to the Closing Date, Purchaser shall be deemed to satisfy this substantial comparability requirement with respect to benefits for Employees (US) by providing such benefits as set forth on Schedule 5.5(a)(iv). For purposes of this Section 5.5, references to "pay" shall include base pay plus any commission, bonus or incentive pay, but excluding special stay


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

incentive allowances. Such employment shall be at a location within a twenty-five (25) mile radius of the Employee's location of employment as of the Closing Date (which, in the case of a sales employee, shall mean such employee's sales territory on the Business Day immediately preceding the Closing Date).
Schedule 5.5(a)(ii) (which shall be updated by Pfizer on the Closing Date) shall set forth the name of each Employee (US), and his or her current rate of pay, position and date of hire. Except with respect to Employees (non-US) as provided for in Section 5.5(e), Purchaser shall have no obligation whatsoever with regard to (i) former employees of the Business who are retired, or who are not or shall have ceased to be Employees as of the Business Day immediately preceding the Closing Date, or (ii) Employees who do not accept the offer of employment or continuation of employment given by the Purchaser in accordance with this
Section 5.5(a) and do not work for Purchaser or its Affiliates at least one day, unless such Employee is otherwise an Affected Employee. Purchaser shall be solely responsible for all salaries or wages (including bonuses, incentive payments and commissions) accruing on or after the Closing Date with respect to the Affected Employees. Purchaser may, at its discretion, change the conditions of employment after the Closing Date except for (i) the location requirement described in this Section 5.5(a) and (ii) pay and benefits comparability requirements, employee separation plan obligations and other benefits described in

Schedule 5.5(a)(i), all of which matters shall remain unchanged until the date immediately following the second anniversary of the Closing Date. Notwithstanding the foregoing sentence, Purchaser or its Affiliates may terminate an Employee during such two (2) year period due to "Performance-Related Terminations" or "Curtailment or Cessation of Operations/Reorganization/Position Elimination" (as those terms are described in Exhibit A, the Pfizer Employee Separation Plan) so long as Purchaser or its Affiliates (i) first offers such Employee the opportunity to sign a release agreement in substantially the form attached hereto as Exhibit B (individual termination) or Exhibit C (group termination), as appropriate, (ii) pays or otherwise provides severance benefits to such Employee in accordance with Pfizer's Employee Separation Plan and (iii) provides benefits continuation and other benefits as set forth in Schedule 5.5(a)(i), provided, however, that Purchaser or its Affiliates may terminate an Employee without paying or otherwise providing severance benefits to such Employee in accordance with such policy and practice if such Employee is terminated, in the reasonable discretion of Purchaser or its Affiliates, "for cause" (as such term is defined in the Pfizer Employee Separation Plan). Notwithstanding anything to the contrary herein, on the date immediately following the second anniversary of the Closing Date, Purchaser shall provide pay and benefits and severance plans, programs and policies which are no less favorable than those provided to other similarly situated employees of Purchaser, as the case may be. Employees shall also be provided credit by the Purchaser for all service with Pfizer and its Affiliates, to the same extent as such service was credited for such purpose by Pfizer and its Affiliates, under (x) all employee benefit plans, programs, policies and fringe benefits of Purchaser described in Schedule 5.5(a)(iv) for purposes of eligibility, vesting and benefit accrual and (y) severance plans, programs and policies for purposes of calculating the amount of each Employee's severance benefits.

            (b) Qualified Plans.

                  (i) Pfizer sponsors the following qualified plans under
      Section 401(a) of the Code (collectively, the "Pfizer Qualified Plans"): the Pfizer Savings and Investment Plan (the "Savings Plan") and the Pfizer Retirement Annuity Plan (the "Retirement Plan"). Effective as of the Closing Date, the Seller Corporations shall cause each Affected Employee who is a participant in each Pfizer Qualified Plan to become one hundred percent (100%) vested in his or her accrued benefit under such plan.

                  (ii) Effective on the Closing Date, each participant in a Pfizer Qualified Plan who is an Affected Employee shall cease to be an active participant under each such plan, and shall become a participant of the Purchaser Qualified Plan as listed in Schedule 5.5(b)(ii) (such plans being collectively referred to as the "Purchaser Qualified Plans"), as the case may be. Purchaser shall ensure that the Purchaser Qualified Plans will recognize the accrued service of Affected Employees with Pfizer and its Affiliates prior to the Closing Date for all purposes, to the extent credited under the terms of the corresponding Pfizer Qualified Plan as in effect on the Closing Date. As soon as practicable after the Closing Date, Pfizer shall deliver such service data to Purchaser.

                  (iii) Pfizer shall cause, as soon as practicable after the Closing Date, the Savings Plan to transfer the account balance of each Affected Employee to the corresponding Purchaser Qualified Plan as of the valuation date next preceding the date of transfer. In addition to its current investment options in its defined contribution plan, Purchaser shall establish an account which may receive Pfizer common stock from Pfizer's Savings and Investment Plan. Such account need not permit further accruals of Pfizer stock. Purchaser, on the one hand, and Pfizer, on the other hand, each agree to use its best efforts and to cooperate with the other to effect as promptly as possible the transfers of assets contemplated under this Section 5.5(b)(iii), subject to Pfizer's receipt of satisfactory evidence that the Purchaser Qualified Plans are in compliance with all relevant Tax and labor Laws; such evidence shall include, but not be limited to, a current determination letter from the IRS, if available, and satisfactory representations from the administrators of the Purchaser Qualified Plans. If a current determination letter has not been obtained, Purchaser and its counsel shall each provide a representation that the Purchaser Qualified Plans are qualified under Section 401(a) of the Code and that a timely application for a determination letter is pending and that Purchaser will take all necessary steps to secure a determination letter.

                  (iv) Pfizer will give Purchaser reasonable access to any records of Pfizer necessary to administer the retirement benefits of Affected Employees transferred to the Purchaser Qualified Plans.

            (c) Accrued Entitlements. Purchaser shall be responsible for all accrued entitlements, including vacation days, for Affected Employees as of the Closing Date consistent with Pfizer's policy in respect thereof.

            (d) Medical and Welfare Plan Obligations. On the Closing Date, Purchaser shall include the Affected Employees in its welfare plans and agrees to waive any waiting periods or limitations for preexisting conditions under its medical, dental, and short-term and long-term disability plans and shall ensure that Employees are given credit for any amounts paid toward deductibles, out-of-pocket limits or other fees prior to the

Closing Date. Claims by an Affected Employee for medical and dental services rendered on or after the Closing Date shall be the responsibility of the medical and dental plans provided by Purchaser to the Employees. Claims incurred for medical and dental services for Affected Employees rendered prior to the Closing Date shall be the responsibility of the group medical and dental plans of Pfizer or the Seller Corporation which covered such Employees prior to the Closing Date.

            (e) Employees (non-US) - Offer of Employment; Continued Employment; Severance. Purchaser agrees to offer employment as of the Closing Date to each Employee (non-US) (or to cause the Conveyed Subsidiaries and their Subsidiaries to offer to continue the employment of each of their Employees (non-US)) in the same or a comparable position and at a rate of pay at least equal to the Employee's rate of pay in effect on the Business Day immediately preceding the Closing Date and, for the purposes of recognizing the contribution of Affected Employees prior to the Closing Date, with benefits which shall be substantially comparable to the employee's benefits on the Business Day immediately preceding the transfer date or as required by Law. Schedule 5.5(e), which will be updated on the Closing Date, sets forth the name of each Employee (non-US). It is the intention of the parties to this Agreement to deal with employee matters, including, without limitation, offers of employment, compensation, benefits, and severance payment and benefit continuation matters for Employees (non-US) in a manner substantially similar to the way Employee (US) matters have been dealt with in this Article V, subject to: such modifications as are necessary to comply with applicable Laws of the foreign countries and their political subdivisions; applicable labor agreements; local Pfizer policies, programs and practices; and established local business custom in similar transactions.

            (f) Employees (US) and Employees (non-US) Absent on Disability or Leaves of Absence - Offer of Employment; Continued Employment; Severance. When an Employee who is, on the Closing Date, absent on short-term disability or workers' compensation seeks to return to active employment, Purchaser shall offer immediate employment to such Employee in the same or a comparable position to that which the Employee occupied before such absence but only at such time that the Employee is medically capable of performing the essential functions of the position occupied immediately before such absence. In addition, immediate employment in the same or comparable positions will be offered to those Employees returning from authorized leaves such as parental, family and medical, and military leaves or other leaves where return to work is subject to statutory requirements. Such Employees, returning from disability or leaves of absence, will be subject to the same pay, benefits, severance and all other policies, plans, programs and arrangements as stipulated in this Article V for similarly situated Employees (US) and Employees

(non-US).

            (g) No Third Party Beneficiaries. Except as expressly provided herein, nothing contained herein, expressed or implied, is intended to confer upon any Employee of Seller Corporations any benefits under any benefit plans, programs, policies or other arrangements, including, but not limited to, severance benefits or right to employment or continued employment with Purchaser or any Affiliate of Purchaser for any period by reason of this Agreement. In addition, the provisions of this Agreement, in particular this Article V, are for the sole benefit of the parties to this Agreement and are not for the benefit of any third party.

            Section V.6 Certain Dividends, Etc. Notwithstanding any provision herein to the contrary (including, without limitation, Section 5.2 hereof), each Conveyed Subsidiary or any Subsidiary of a Conveyed Subsidiary will be permitted to dividend to Pfizer, effective as of the Closing Date, up to the amount of its retained earnings accrued through the Closing Date, but not in excess of cash on hand and in no event to be effected through any additional borrowings from Pfizer, any of its Affiliates or any third person. In addition, Pfizer and its Affiliates shall be permitted to continue to conduct their activities regarding cash management matters relating to the Business (including, without limitation, the collection and transfer of accounts receivable and disbursement of funds by Pfizer) in accordance with the practice in effect as of the date of this Agreement, except as may be affected by actions taken pursuant to Section 2.2(d). After the Closing Date, Purchaser shall take all actions (or shall cause its Affiliates to take all actions) reasonably requested by Pfizer to effect the provisions of this Section 5.6.

            Section V.7 Notification of Certain Matters. Pfizer shall give prompt notice to Purchaser and Purchaser shall give prompt notice to Pfizer of the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be reasonably likely to cause (i) any representation or warranty of Pfizer or Purchaser, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing, as the case may be, or (ii) any Seller Corporation or Purchaser, as the case may be, to fail to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

            Section V.8 Further Assurances; Consents. At any time after the Closing Date, the Seller Corporations and Purchaser shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Pfizer or Purchaser, as the case may be, and necessary for such Seller Corporations or Purchaser, as the case may be, to satisfy their respective obligations hereunder or obtain the benefits contemplated hereby. With respect to any consents required of a third party to a contract or right of the Business which shall not be obtained, Pfizer or one or more of its Affiliates shall, at the reasonable request of Purchaser and at Pfizer's expense, enter into such arrangements with Purchaser to place Purchaser in substantially the same economic position as if such consent(s) had been obtained. The obligations of Pfizer pursuant to the preceding sentence shall not extend beyond the remaining term of such contract or right as of the Closing Date.

            Section V.9 Resignations. At the Closing and except as otherwise requested by Purchaser in writing, Pfizer will deliver to Purchaser the resignations (effective on or prior to Closing) of all directors of the Conveyed Subsidiaries and their Subsidiaries from their positions as directors.

            Section V.10 Bulk Transfer Laws. Purchaser acknowledges that the Seller Corporations have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer laws or similar laws. Pfizer agrees to indemnify and hold Purchaser harmless against any claim, suit or action with respect to, or Losses arising from, such non-compliance.

            Section V.11 Noncompetition. (a) Subject to the provisions of this
Section 5.11 and as except as set forth in Schedule 5.11 hereto, Pfizer agrees that for a period of five years from the Closing Date in respect of products developed internally by Pfizer and its Affiliates and four years from the Closing Date in respect of any other products, Pfizer and its Subsidiaries shall not, except for unintentional de minimis occurrences, (i) market anywhere in the world any products which compete with the products sold or under development by the Business on the Closing Date (a "Purchaser Competitive Business"), or (ii) directly or indirectly, other than pursuant to an investment in debt securities or other debt obligations, invest in, manage, operate, join or control as a partner, stockholder, consultant or otherwise, any Person that competes with Purchaser in marketing any products that are a Purchaser Competitive Business; provided, however, that it shall not be deemed to be a violation of this subsection for Pfizer or any of its Subsidiaries (v) to acquire a Purchaser Competitive Business as part of an acquisition, by joint venture, merger, or other business combination or purchase, of the assets of, or the majority of the voting interest in, another Person which conducts one or more businesses other than a Purchaser Competitive Business (such purchased businesses being referred to as "Target Businesses") if the revenue derived by the Target Businesses from the Purchaser Competitive Business in the fiscal year preceding such acquisition constituted no more than the lesser of (1) 15% of the aggregate net revenues of the Target Businesses or (2) $25 million, (w) to invest in securities having less than five percent of the outstanding voting power of any Person, the securities of which are publicly traded or listed on any securities exchange or automated quotation system, (x) to invest in any Person after the Closing Date to the extent that Pfizer or a Subsidiary had, directly or indirectly, acquired, or had a right to acquire, such interest prior to the date of this Agreement, (y) to own any equity interests through any employee benefit plan or pension plan or
(z) to invest in any third Person (including, without limitation, any corporation or mutual or other fund) which invests in, manages or operates a Purchaser Competitive Business so long as Pfizer's investment in such third Person is less than 20% of the outstanding ownership interests in such third Person and Pfizer does not control or conduct such third Person or Purchaser Competitive Business. Each investment made by Pfizer which is subject to the provisions of this Section must be permissible hereunder at the time of such investment, provided, however, that any such investment which was permissible when made cannot thereafter be the basis of a claim of violation of this Section. For a period of three years after the Closing Date, Pfizer and its Subsidiaries shall not, directly or indirectly, induce or attempt to induce any officers, employees, representatives or agents of Purchaser or any of its Affiliates engaged principally in the Business to leave the employ of Purchaser or any such Affiliate, or violate the terms of their contracts, or any employment arrangements, with Purchaser or any such Affiliate, except that nothing in this sentence shall restrict or preclude the rights of Pfizer and its Subsidiaries to make generalized searches for employees by the use of advertisements in the media (including trade media) or by engaging search firms to engage in searches that are not targeted or focused on the employees employed by the Business.

            (b) Notwithstanding anything to the contrary contained in subsection
(a) of this Section 5.11, Pfizer and its Subsidiaries shall not be deemed to have violated the restrictions contained in this Section 5.11 in the event that Pfizer or a Subsidiary acquires a Purchaser Competitive Business as part of an acquisition, by joint venture, merger, or other business combination or purchase, of Target Businesses if (i) the revenue derived by the Target Business from the Purchaser Competitive Business in the fiscal year preceding such acquisition is greater than the lesser of (i) 15% of the aggregate net sales of the Target Businesses or (ii) $25 million and (iii) Pfizer or such Subsidiary thereafter divests such Purchaser Competitive Business within 12 months from the date of purchase of the Purchaser Competitive Business by way of "auction" or other competitive bidding process, negotiated sale, or such other manner of divestiture as Pfizer shall deem appropriate.

            (c) Pfizer and the Purchaser acknowledge that this Section 5.11 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement. Each of Pfizer and the Purchaser has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this
Section 5.11 are reasonable and proper. It is the desire and intent of the parties that the provisions of this Section 5.11 shall be enforced to the fullest extent permissible under applicable law. If all or part of this Section
5.11 is held invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. If any part of this Section 5.11 is held to be excessively broad as to duration, scope, activity or subject, such part will be construed by limiting and reducing it so as to be enforceable to the maximum extent compatible with applicable law.

            Section V.12 Transitional Services. At the Closing, Purchaser and Pfizer shall enter into, execute and deliver a transitional services agreement in substantially the form set forth in Exhibit D (the "Transitional Services Agreement").

            Section V.13 Transitional Intellectual Property License Agreement. At the Closing, Purchaser and Pfizer shall enter into, execute and deliver a transitional intellectual property license agreement in substantially the form set forth in Exhibit E (the "Transitional Intellectual Property License Agreement").

            Section V.14 Compliance with WARN, Etc. With respect to WARN or other similar statutes or regulations of any jurisdiction, Purchaser will timely give any notices required to be given thereunder.

            Section V.15 Foreign Implementing Agreements. As promptly as practicable after the date hereof, Pfizer and Purchaser shall cause the Foreign Implementing Agreements to be prepared and executed by their applicable Affiliates.

            Section V.16 Litigation Support. Purchaser and its Affiliates on the one hand and Pfizer and its Affiliates on the other hand will cooperate with each other in the defense or settlement of any Product Claim or lawsuit involving the Business for which they have responsibility by providing the other party and such other party's legal counsel and other Persons access to employees, records, documents, data, equipment, facilities, products, parts, prototypes and other information regarding the Business and its products as such other party may request, to the extent maintained or under the possession or control of the requested party. The requesting party shall reimburse the other party for its reasonable out-of-pocket expenses paid to third parties in performing its obligations under this Section 5.16. Pfizer shall keep Purchaser informed of the status of the pendency of the Product Claims and lawsuits involving the Business for which it has responsibility under this Agreement, will advise Purchaser of material issues involved in the litigation and will use its reasonable best efforts to seek a confidentiality agreement with respect to any settlements of such lawsuits. For so long as any Product Claims or lawsuits involving the Business for which Pfizer has responsibility remain outstanding, Purchaser will advise Pfizer of material issues involved in the lawsuits involving the Business for which it has responsibility and will use its reasonable best efforts to seek a confidentiality agreement with respect to any settlements of such lawsuits.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

            Section VI.1 Conditions to the Obligations of Purchaser and Pfizer. The obligations of the parties hereto to effect the Closing are subject to the satisfaction prior to the Closing of the following conditions:

            (a) HSR and Foreign Laws. Any waiting period (and any extension thereof) under the HSR Act or any waiting period or approval required under any foreign Law where there is a pre-Closing filing requirement shall have expired or shall have been earlier terminated and any investigations by a Governmental Authority relating to the transactions contemplated hereby (by means of a request for additional information or otherwise), shall have been terminated.

            (b) No Injunctions. There shall not be in effect any statute, regulation, order, decree or judgment which makes illegal or enjoins or prevents in any respect the consummation of the transactions contemplated by this Agreement.

            Section VI.2 Conditions to the Obligations of Purchaser. The obligation of Purchaser to effect the Closing is subject to the satisfaction (or waiver by the Purchaser) prior to the Closing, of the following conditions:

            (a) Representations and Warranties. The representations and warranties of Pfizer contained herein shall have been true and correct when made and shall be true and correct as of the Closing, as if made as of the Closing (except that representations and warranties that are made as of a specific date need be true only as of such date), except for such failures as would not have a Material Adverse Effect. Purchaser shall have received a certificate of Pfizer, dated as of the Closing Date and signed by an officer of Pfizer, certifying as to the fulfillment of the condition set forth in this Section 6.2(a).

            (b) Covenants. The covenants and agreements of Pfizer to be performed on or prior to the Closing shall have been duly performed in all material respects.

            (c) Deliveries. Pfizer shall have made or caused to be made delivery to the Purchaser of the items required by Section 2.5(b).

            Section VI.3 Conditions to the Obligations of Pfizer. The obligation of Pfizer to effect the Closing is subject to the satisfaction (or waiver by Pfizer, on behalf of the Seller Corporations) prior to the Closing of the following conditions:

            (a) Representations and Warranties. The representations and warranties of Purchaser contained herein shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, as if made as of the Closing (except that representations and warranties that are made as of a specific date need be true in all material respects only as of such date). Pfizer shall have received a certificate of Purchaser, dated as of the Closing Date and signed by an officer of Purchaser, certifying as to the fulfillment of the conditions set forth in this Section 6.3(a).

            (b) Covenants. The covenants and agreements of Purchaser to be performed on or prior to the Closing shall have been duly performed in all material respects.

            (c) Deliveries. Purchaser and the Purchaser Affiliates shall have made or caused to be made delivery to Pfizer of the items required by Section 2.5(c).

                                   ARTICLE VII

                          SURVIVAL AND INDEMNIFICATION

            Section VII.1 Survival. The representations and warranties of Pfizer and Purchaser contained in this Agreement shall survive the Closing for the period set forth in this

Section 7.1. All of the representations and warranties of Pfizer and Purchaser contained in this Agreement and all claims and causes of action with respect thereto shall terminate upon expiration of 18 months after the Closing Date except that (i) the representations and warranties in Section 3.16 shall survive until the expiration of the statute of limitations, including extensions for the assessment of federal income tax with respect to the Tax Returns to which such representations and warranties relate; and (ii) the representations and warranties in Section 3.11 and all claims and causes of action with respect thereto shall terminate upon the expiration of 42 months after the Closing Date. The covenants and agreements of the parties set forth in this Agreement shall survive indefinitely except as expressly provided herein. In the event notice of any claim for indemnification under Section 7.2(i) or Section 7.3(a)(i) hereof shall have been given (within the meaning of Section 9.1) within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

            Section VII.2 Indemnification by Purchaser. Purchaser hereby agrees that it shall indemnify, defend and hold harmless Pfizer, its Subsidiaries, Affiliates, and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns (the "Seller Indemnified Parties") from, against and in respect of any actual out-of-pocket damages, claims, losses, charges, actions, suits, proceedings, deficiencies, interest, penalties, and reasonable costs and expenses (including without limitation reasonable attorneys' and consultants' fees) (collectively, the "Losses") imposed on, sustained, incurred or suffered by or asserted against any of the Seller Indemnified Parties relating to or arising out of (i) any breach of any representation or warranty made by Purchaser contained in this Agreement; (ii) the breach of any covenant or agreement of Purchaser contained in this Agreement; and (iii) the Assumed Liabilities.

            Section VII.3 Indemnification by Pfizer. (a) Pfizer hereby agrees that it shall indemnify, defend and hold harmless Purchaser, its Affiliates (including, without limitation, the Conveyed Subsidiaries subsequent to the Closing Date) and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns (the "Purchaser Indemnified Parties" and, collectively with the Seller Indemnified Parties, the "Indemnified Parties") from, against and in respect of any actual out-of-pocket Losses imposed on, sustained, incurred or suffered by or asserted against any of the Purchaser Indemnified Parties relating to or arising out of (i) any breach of any representation or warranty made by Pfizer contained in this Agreement; (ii) the breach of any covenant or agreement of Pfizer made in this Agreement; and (iii) the Excluded Liabilities, and (iv) the Excluded Environmental Liabilities.

            (b) Notwithstanding the provisions of this Article VII, Pfizer shall not be liable to the Purchaser Indemnified Parties for any Losses with respect to the matters contained in Section 7.3(a)(i) except to the extent the Losses therefrom exceed $5 million, inclusive of the $1 million set forth in the definition of "Excluded Environmental Liabilities", in which event Pfizer shall be liable to the Purchaser Indemnified Parties for all such Losses in excess of such amount up to an aggregate amount equal to $150 million.

            Section VII.4 Indemnification Procedures. With respect to third-party claims other than those relating to Taxes and Remedial Actions on Conveyed Properties, all claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 7.4. In the event that any claim or demand by a third party for which an indemnifying party, Pfizer or Purchaser, as the case may be (an "Indemnifying Party"), may be liable to any Indemnified Party hereunder (a "Claim") is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall as promptly as practicable notify the Indemnifying Party in writing of such Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such

Claim) (the "Claim Notice"). The failure on the part of the Indemnified Party to give any such Claim Notice in a reasonably prompt manner shall not relieve the Indemnifying Party of any indemnification obligation hereunder unless, and only to the extent that, the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have 60 days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Party (a) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Claim and (b) whether or not it desires to defend the Indemnified Party against such Claim. All costs and expenses incurred by the Indemnifying Party in defending such Claim shall be a liability of, and shall be paid by, the Indemnifying Party; provided, however, that the amount of such costs and expenses that shall be a liability of the Indemnifying Party hereunder shall be subject to the limitations set forth in Section 7.3(b) hereof. Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Claim, the Indemnifying Party shall, at its sole cost and expense, have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense. If any Indemnified Party desires to participate in any such defense, it may do so at its sole cost and expense. The

Indemnified Party shall not settle a Claim for which it is indemnified by the Indemnifying Party without the written consent of the Indemnifying Party, unless the Indemnifying Party elects not to defend the Indemnified Party against such Claim. Notwithstanding the foregoing, the Indemnified Party shall have the sole right to defend, settle or compromise any Claim with respect to which it has agreed in writing to waive its right to indemnification pursuant to this Agreement. Notwithstanding the foregoing, the Indemnified Party, during the period the Indemnifying Party is determining whether to elect to assume the defense of a matter covered by this Section 7.4, may take such reasonable actions as it deems necessary to preserve any and all rights with respect to the matter, without such actions being construed as a waiver of the Indemnified Party's rights to defense and indemnification pursuant to this Agreement. If the Indemnifying Party elects not to defend the Indemnified Party against such Claim, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such Claim, or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful (and the reasonable costs and expenses pertaining to such defense) shall be the liability of the Indemnifying Party hereunder, subject to the limitations set forth in Section 7.3(b) hereof. To the extent the Indemnifying Party shall direct, control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party. The Indemnified Party shall use its reasonable best efforts in the defense of all such claims.

            Section VII.5 Indemnification Procedures for Remedial Actions on Conveyed Properties.

            (a) Pfizer shall have the right to control the management of a Remedial Action at a Conveyed Property that is subject to indemnification pursuant to this Agreement. Pfizer must notify Purchaser, within thirty (30) days of receipt of notice of Purchaser's claim for indemnification for such matter, that (i) it intends to undertake said responsibility or (ii) that more information is needed from Purchaser before Pfizer can reasonably determine that Purchaser's claim is subject to indemnification pursuant to this Agreement. Purchaser shall promptly respond to such requests for information (to the extent such information is reasonably available to Purchaser) and, within thirty (30) days of receipt of such information, Pfizer shall notify Purchaser as to whether it shall undertake the Remedial Action. Prior to a determination by Pfizer that it will undertake a Remedial Action pursuant to this Section, Purchaser shall take only those actions necessary to comply with applicable

Environmental Laws or address conditions that pose an immediate and acute health risk (unless additional actions are approved by Pfizer).

            (b) In undertaking a Remedial Action pursuant to this Section, Pfizer shall retain a qualified independent environmental consultant, which consultant shall be subject to Purchaser's approval (such approval not to be unreasonably withheld). Pfizer shall undertake such Remedial Action in a prompt and expeditious fashion in accordance with applicable Environmental Laws and shall not cause, through its own inaction, any undue delay in obtaining written notice from the appropriate Governmental Authority that no further investigation or remediation is necessary with respect to the matter that is the subject of the indemnification claim, or, if no Governmental Authority is involved in such matter, a good faith determination from its environmental consultant that no further investigation or remediation is required to bring the Conveyed Property into conformance with applicable Environmental Law. Pfizer shall comply with all applicable laws, including all applicable Environmental Laws, with respect to its performance pursuant to this Section. Pfizer shall promptly provide copies to Purchaser of all notices, correspondence, draft reports, submissions, work plans, and final reports and shall give Purchaser a reasonable opportunity (at Purchaser's own expense) to comment on any submissions Pfizer intends to deliver or submit to the appropriate Governmental Authority prior to said submission. Purchaser may, at its own expense, hire its own consultants, attorneys or other professionals to monitor the Remedial Action, including any field work undertaken by Pfizer, and Pfizer shall provide Purchaser with the results of all such field work. Notwithstanding the above, Purchaser shall not take any actions that shall unreasonably interfere with Pfizer's performance of the Remedial Action. Pfizer shall undertake any such work required herein in a manner designed to minimize any disruption, to the greatest extent possible, with the conduct of operations at the Conveyed Property. Purchaser shall allow Pfizer reasonable access to conduct any of the work contemplated herein and shall fully cooperate with Pfizer in the performance of the Remedial Action, including, but not limited to, providing Pfizer with reasonable access to employees and documents as necessary.

            (c) If Pfizer declines to undertake the performance of a Remedial Action as provided in Section 7.5(a), Purchaser shall be entitled to undertake the Remedial Action. Purchaser shall promptly provide copies to Pfizer of all notices, correspondence, draft reports, submissions, work plans, and final reports and shall give Pfizer a reasonable opportunity (at Pfizer's own expense) to comment on any submissions Purchaser intends to deliver or submit to the appropriate Governmental Agency prior to said submission. Pfizer may, at its own expense, hire its own consultants, attorneys or other professionals to monitor the

Remedial Action, including any field work undertaken by Purchaser, and Purchaser shall provide Pfizer with the results of all such field work. Notwithstanding the above, Pfizer shall not take any actions that shall unreasonably interfere with Buyer's performance of the Remedial Action. Pfizer's decision to allow Purchaser to undertake Remedial Action hereunder shall not limit or affect Pfizer's obligation to indemnify Purchaser for said Remedial Action as otherwise provided in this Agreement.

            Section VII.6 Characterization of Indemnification Payments. All amounts paid by Pfizer or Purchaser under Article V and this Article VII shall be treated for all Tax purposes as adjustments to the Aggregate Purchase Price except to the extent such treatment is not permitted by the applicable Tax Law, in which case the Indemnifying Party's indemnification obligation shall be increased such that the indemnification payment less the Income Taxes payable by the Indemnified Party with respect to the inclusion of such amount in the Indemnified Party's taxable income equals the Loss giving rise to the indemnification payment. The calculation of the amount due in the preceding sentence shall take into account any decrease in the Indemnified Party's liability for Taxes arising as a result of recognizing on any Tax Return the Loss giving rise to the indemnification payment. To the extent such Loss does not result in a decrease in the Indemnified Party's liability for Taxes in the taxable period in which such Loss is incurred, the Indemnified Party shall promptly transfer to the Indemnifying Party the entire amount of such decrease at the time such decrease is realized, whether by paying less Taxes or receiving a refund. In the event that treatment as an adjustment to the Aggregate Purchase Price is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other party concerning resolution of such dispute.

            Section VII.7 Computation of Losses Subject to Indemnification. The amount of any Loss for which indemnification is provided under this Article VII or otherwise in this Agreement shall be computed net of any insurance proceeds when actually received by the Indemnified Party from the Indemnifying Party's insurance carrier(s); provided that such indemnification amounts shall be paid when due pursuant to the terms hereof and the Indemnified Party, upon receipt of such proceeds, shall transfer to the Indemnifying Party the entire amount of such proceeds.

            Section VII.8 Certain Other Matters. There shall be no indemnification by Pfizer or the Purchaser for any special, incidental, punitive or consequential damages.

                                  ARTICLE VIII

                                   TERMINATION

            Section VIII.1 Termination. This Agreement may be terminated at any time prior to the Closing:

            (a) by written agreement of Purchaser and Pfizer;

            (b) by either Purchaser or Pfizer, by giving written notice of such termination to the other party, if the Closing shall not have occurred on or prior to June 8, 1998 (unless the failure to consummate the Closing by such date
(i) shall be due to the failure of the party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement, including, without limitation, the obligations of Purchaser and Pfizer under Section 5.3 hereof or (ii) is due to the continuance of a waiting period or lack of an approval required under or an injunction or equivalent thereof entered based upon any Competition Law, in which event Purchaser may not rely upon this
Section 8.1(b) to terminate this Agreement until the first anniversary of the date of this Agreement); or

            (c) by either Pfizer or Purchaser if any court of competent jurisdiction or other competent Governmental Authority shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable.

            Section VIII.2 Effect of Termination. (a) In the event of the termination of this Agreement in accordance with Section 8.1 hereof, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this Section 8.2 and in Sections 5.1(b), 9.1, 9.7, 9.8, 9.9 and 9.11 hereof, and except that nothing herein will relieve any party from liability for any breach of any covenant set forth in Article V of this Agreement prior to such termination.

            (b) If this Agreement is terminated in accordance with Section 8.1, Purchaser agrees that the prohibition in the Confidentiality Agreement restricting Purchaser's ability to solicit any Employee to join the employ of Purchaser or any of its Affiliates shall be extended to a period of three (3) years from the date of this Agreement.

                                   ARTICLE IX

                                  MISCELLANEOUS

            Section IX.1 Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by telecopier, provided that the telecopy is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

            To any Seller Corporation:

                  PFIZER INC.
                  235 East 42nd Street
                  New York, NY  10017
                  Telephone:  212-573-3637
                  Telecopy:  212-573-1445
                  Attn:  Paul S. Miller, Esq.
                         Senior Vice President and
                         General Counsel

            With a copy to:

                  WEIL, GOTSHAL & MANGES LLP
                  767 Fifth Avenue
                  New York, NY  10153
                  Telephone:  212-310-8000
                  Telecopy:  212-310-8007
                  Attn:  Dennis J. Block, Esq.

            To Purchaser:

                  UNITED STATES SURGICAL CORPORATION
                  150 Glover Avenue
                  Norwalk, CT 06856
                  Telephone:  203-845-1055
                  Telecopy:   203-845-1393
                  Attn:  Thomas R. Bremer, Esq.
                         Senior Vice President and
                         General Counsel

            With a copy to:

                  SKADDEN, ARPS, SLATE, MEAGHER & FLOM


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                  919 Third Avenue
                  New York, New York  10022
                  Telephone:  212-735-3000
                  Telecopy:   212-735-2000
                  Attn:  Morris J. Kramer, Esq.

            Section IX.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Pfizer, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

            Section IX.3 Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto except that Purchaser may without such consent assign its rights to purchase the Shares and the Conveyed Assets hereunder to one or more Purchaser Affiliates, provided that no such assignment by Purchaser shall relieve Purchaser of any of its obligations hereunder.

            Section IX.4 Entire Agreement. This Agreement (including all Schedules and Exhibits hereto) contains the entire agreement between the parties hereto with respect to the subject


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matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement which will remain in full force and effect for the term provided for therein and other than any written agreement of the parties that expressly provides that it is not superseded by this Agreement.

            Section IX.5 Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

            Section IX.6 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, Seller Corporations, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

            Section IX.7 Public Disclosure. Notwithstanding anything herein to the contrary, each of the parties to this Agreement hereby agrees with the other party hereto that, except as may be required to comply with the requirements of any applicable Laws, and the rules and regulations of each stock exchange upon which the securities of one of the parties is listed, if any, no press release or similar public announcement


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or communication shall, if prior to the Closing, be made or caused to be made concerning the execution or performance of this Agreement unless the parties shall have consulted in advance with respect thereto.

            Section IX.8 Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Purchaser shall promptly return to Pfizer all books and records furnished by Pfizer, any other Seller Corporation, any Conveyed Subsidiary, any of their respective Affiliates or any of their respective agents, employees, or representatives (including all copies, summaries and abstracts, if any, thereof) in accordance with the terms of the Confidentiality Agreement.

            Section IX.9 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses. Notwithstanding the foregoing, all Taxes (including, without limitation, any value added Taxes but excluding any Income Taxes) and fees relating to the transfer of the Shares and the Conveyed Assets shall be paid by the person liable therefor but the liability for such Taxes as between Pfizer and Purchaser shall be borne as follows:

            (a) in respect of any such Taxes relating to the


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transfer or deemed transfer of real property or any interest therein, by
Purchaser;

            (b) in respect of any such Taxes which are refundable or in respect of which a credit is or becomes available, by Purchaser; and

            (c) in respect of any other such Taxes not falling within subsections (a) or (b) above, by Pfizer and Purchaser equally, provided that if any such Tax or any other Tax from which there is otherwise an exemption becomes payable as a result of an action by or omission of the Purchaser, including, without limitation, changing the nature of the Business or part thereof transferred or failing to register or become liable for value added Tax or causing a significant break in the conduct of the Business or part thereof transferred, such Tax shall be borne by the Purchaser solely. Pfizer and Purchaser as the case may be will on demand reimburse the other for its share of any such Taxes paid by the other in accordance with the foregoing provisions of this Section.

            Section IX.10 Schedules. The disclosure of any matter in any Schedule to this Agreement, as may be amended or supplemented prior to the Closing, shall be deemed to be a disclosure for all purposes of this Agreement to which such matter could reasonably be expected to be pertinent, but shall expressly not be deemed to constitute an admission by any Seller Corporation or Purchaser, or to otherwise imply, that any such


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matter is material for the purposes of this Agreement.

            SECTION IX.11 Governing Law. THE AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, ITS RULES OF CONFLICT OF LAWS NOTWITHSTANDING. Pfizer and the Purchaser hereby agree and consent to be subject to the jurisdiction of the United States District Court for the Southern District of New York and in the absence of such Federal jurisdiction, the parties consent to be subject to the jurisdiction of the Supreme Court of the State of New York, County of New York.

            Section IX.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

            Section IX.13 Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

            Section IX.14 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be


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valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.


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            IN WITNESS WHEREOF, the parties have executed or caused this
Agreement to be executed as of the date first written above.

                                    PFIZER INC.


                                    By: /s/ David L. Shedlarz
                                        ------------------------------
                                        Name:  David L. Shedlarz
                                        Title: Senior Vice President &
                                               Chief Financial Officer

                                    HOWMEDICA FRANCE S.C.A.
                                    HOWMEDICA GmbH
                                    HOWMEDICA INTERNATIONAL LIMITED
                                    PFIZER CANADA INC.
                                    PFIZER HOSPITAL PRODUCTS
                                      (BELGIUM) N.V.
                                    PFIZER MEDICAL TECHNOLOGY GROUP
                                      (NETHERLANDS) B.V.
                                    PFIZER ITALIANA S.p.A.
                                    PFIZER OVERSEAS INC.
                                    PFIZER S.A.
                                    PFIZER SEIYAKU KABUSHIKI KAISHA


                                    By: /s/ David L. Shedlarz
                                        ------------------------------
                                        Name:  David L. Shedlarz

                                    UNITED STATES SURGICAL CORPORATION


                                    By: /s/ Howard M. Rosenkrantz
                                        ------------------------------
                                        Name:  Howard M. Rosenkrantz
                                        Title: President and Chief
                                               Operating Officer


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